EXHIBIT 10.1

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into and made effective as of January 12th, 2004 (the “Effective Date”) by and between NUVELO, INC., a Nevada corporation having its principal place of business at 675 Almanor Avenue, Sunnyvale, CA 94085 (“Nuvelo”), and ARCHEMIX CORP., a Delaware corporation having its principal place of business at 1 Hampshire Street, 5th Floor, Cambridge, MA 02139 (“Archemix”). Nuvelo and Archemix are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Archemix possesses proprietary design expertise and know-how related to the discovery and identification of aptamers for drug development and with that technology has identified a preclinical drug development candidate, ARC 183; and

WHEREAS, Nuvelo has technology and know-how and significant experience and expertise in the research and development of pharmaceutical products in the cardiovascular field; and

WHEREAS, Archemix and Nuvelo desire to collaborate on the discovery, development, and commercialization of ARC 183 and potentially other anti-thrombin aptamers as human drug products under the terms of this Agreement;

WHEREAS, the Parties intend to create a relationship in which they will have equal interests in any pharmaceutical products developed under this Agreement, so long as they each provide funding and efforts as provided herein, and recognize that they will need to make subsequent decisions about the partnering or commercialization strategies that will be in their best interests;

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

The following terms have the following meanings as used in this Agreement:

1.1 “ARC 183” means an Aptamer with a phosphor-backbone specifically composed of the following DNA sequence: GGTTGGTGTGGTTGG, wherein each nucleotide is a natural, unmodified, unsubstituted deoxyribonucleotide.

1.2 “ARC 183 Patents” means U.S. Patent No. 5,582,981, U.S. Patent No. 5,840,867 and U.S. Patent No. 5,756,291.

1.3 “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.4 “Allowable Commercialization Expenses” means those expenses incurred during the Collaboration which are generally consistent with a Commercialization Plan and Budget that has been approved by the JSC, and are specifically attributable to the actual or contemplated Commercialization of Collaboration Products, and shall consist of: (a) Costs of Goods; (b) Marketing, Sales and Distribution Costs; (c) Partnering Costs; (d) Patent Costs; (e) Post Launch R&D Expenses; (f) Allocated Administrative Expense; (g) the costs of engaging Third Parties to assist with the Commercialization; and (h) Currency Gains or Losses (as the terms set forth in subsections (a) through (h) above are defined in this Article 1 or in Exhibit A). “Allowable Commercialization Expenses” shall exclude Research Costs and Development Costs.

1.5 “Aptamer” means an oligonucleotide that binds with high specificity and affinity to a target through means other than Watson-Crick base-pairing.

1.6 “Archemix Information” means all Information produced by Archemix (solely or jointly with Nuvelo) in the course of performing the Research Plan and Budget, the Development Plan and Budget, and the Commercialization Plan and Budget.

1.7 “Archemix IP” means Archemix Patents, Archemix Collaboration Patents, Archemix Know-How and Archemix Collaboration Know-How.

1.8 “Archemix Collaboration Know-How” means all Know-How Controlled by Archemix, including without limitation Archemix’ rights in any jointly-owned Know-How, arising out of its performance under this Agreement that is necessary or useful for the Development, manufacture, importation, use or sale of Collaboration Compounds or Collaboration Products

1.9 “Archemix Collaboration Patent” means any Patent Controlled by Archemix, including without limitation Archemix’ rights in any jointly-owned Patents, arising out of its performance under this Agreement that is necessary or useful for the Development, manufacture, importation, use or sale of Collaboration Compounds or Collaboration Products.

1.10 “Archemix Know-How” means all Know-How Controlled by Archemix as of the Effective Date that is necessary or useful for the Development, manufacture, importation, use or sale of Collaboration Compounds or Collaboration Products.

1.11 “Archemix Patent” means any Patent Controlled by Archemix as of the Effective Date, and any continuation, continuation-in-part, divisional and extension thereof and any foreign counterpart of any of the foregoing, that is necessary or useful for the Development, manufacture, importation, use or sale of Collaboration Compounds or Collaboration Products, specifically including, without limitation, the ARC 183 Patents.

1.12 “Archemix Product” has the meaning assigned in Section 13.2(a)(ii).

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1.13 “Backup Compound” means any Aptamer other than a Development Compound, that: (a) Archemix identifies as having the therapeutically useful level of anti-thrombin activity specified by the JSC; (b) is designated as a Backup Compound by the JSC in accordance with Section 3.5; and (c) is not thereafter rejected for Development by the JSC.

1.14 “Bankrupt Party” has the meaning assigned in Section 17.2(a).

1.15 “Collaboration” means all activities performed by or on behalf of Nuvelo or Archemix in the course of performing the activities described in, or fulfilling of their obligations pursuant to, this Agreement.

1.16 “Collaboration Compounds” means Development Compounds and Backup Compounds.

1.17 “Collaboration Know-How” means Archemix Collaboration Know-How and Nuvelo Collaboration Know-How.

1.18 “Collaboration Patents” means Archemix Collaboration Patents and Nuvelo Collaboration Patents.

1.19 “Collaboration Product” means a Product that is not an Archemix Product or Nuvelo Product.

1.20 “Commence” or “Commencement” when used to describe a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, or Phase 4 Trial, means the first dosing of the first patient for such trial.

1.21 “Commercialization” or “Commercialized” means all activities that are undertaken during or after completion of an NDA filing for a particular Collaboration Product and that relate to the commercial manufacture, marketing and sale of such Collaboration Product including but not limited to pre-commercialization, advertising, education, planning, marketing, promotion, distribution, market and product support studies, and Phase 4 Trials.

1.22 “Commercialization Plan and Budget” has the meaning assigned to it in Section 5.5(a).

1.23 “Confidential Information” has the meaning assigned to it in Section 11.1.

1.24 “Continuing Party” has the meaning assigned in Section 13.2(d).

1.25 “Control” means, with respect to an item of Information, a molecule or an intellectual property right, that a Party owns or has a license to such item, to a Patent claiming such molecule, or to such right and has the ability to disclose and grant a license or sublicense as provided for in this Agreement under such item, Patent, or right without violating the terms of any agreement or other arrangement with any Third Party.

1.26 “Contract Dispute” has the meaning assigned in Section 16.1.

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1.27 “Development” means activities relating to the preparation for and conducting of Phase 1 Trials, Phase 2 Trials, and Phase 3 Trials, obtaining Regulatory Approval of a Collaboration Product, and all activities relating to developing the ability to manufacture the same. This includes, but is not limited to: (a) preclinical testing, toxicology, formulation, clinical studies, regulatory affairs and outside counsel regulatory legal services; and (b) manufacturing process development for bulk and final forms of Development Compounds and Collaboration Products, validation documentation, all documentation generated in connection with the manufacturing or processing activities and manufacturing and quality assurance technical support activities before the first commercial sale of a Collaboration Product.

1.28 “Development Compound”:

(a) means initially, ARC 183, and any Backup Compound selected by the JSC for IND-enabling studies and designated by the JSC as a Development Compound pursuant to Section 4.5 of this Agreement; and

(b) does not include any modification of a Development Compound, as defined in subsection (a) above, that has a different chemical composition, including conjugation or pegylation, from the Development Compound. For the purposes of clarity, any such modification is treated as a separate Aptamer under this Agreement.

1.29 “Development Costs”:

(a) means the expenses incurred by a Party or for its account after the Effective Date, which are consistent with the Development Plan and Budget and are specifically attributable to the Development of Collaboration Products, including, without limitation:

(i) costs of preclinical design and evaluation of Collaboration Products, and costs of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of Development Compounds (such costs include the costs of any consultants or other Third Parties engaged by the Lead Development Party to conduct such design or evaluation);

(ii) costs of pre-IND studies including the manufacturing cost of preclinical supplies of Collaboration Products, including GMP materials, as further specified in Article 6;

(iii) costs of conducting clinical trials on Collaboration Products including the manufacturing cost of clinical supplies of the Collaboration Products, as further specified in Article 6;

(iv) costs of preparing, submitting, reviewing or developing data or information for the purpose of submission to a Regulatory Authority to obtain approval to Commence Phase 1 Trials or to obtain Regulatory Approval for Collaboration Products;

(v) fees, including FDA user fees, associated with U.S. and foreign regulatory filings or other U.S. and foreign governmental requirements related to Collaboration Products;

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(vi) costs of Third Party licenses under Patents or other intellectual property rights reasonably necessary to develop Development Compounds or Collaboration Products or to commercialize Products;

(vii) external costs of manufacturing clinical materials, as further specified in Article 6;

(viii) internal FTE costs approved by the JSC as set forth in Section 2.4(a); and

(ix) such other costs directly related to Development that are later identified and mutually agreed upon by the JSC; and

(b) excludes the Parties’ overhead expenses to the extent not included in subsection (a)(viii) above notwithstanding anything else in this Section 1.29.

1.30 “Development Plan and Budget” has the meaning assigned to it in Section 4.1(a).

1.31 “Diligent Efforts” means the carrying out of obligations or tasks in a reasonable, good faith, and diligent manner consistent with efforts and resources as commonly used in the research-based biotechnology industry for a therapeutic product at a similar stage of research, development or commercialization, and having similar market potential, taking into account issues of safety, efficacy, product profile, the costs to develop, the competitiveness of alternative products that are or are expected to be in the relevant marketplace, the proprietary position of the product, the regulatory structure and the likelihood of regulatory approval and product reimbursement, the profitability of the product, and all other relevant commercial factors. Further, the Diligent Efforts of both Parties shall be consistent with the Research Plan and Budget, the Development Plan and Budget, and the Commercialization Plan and Budget, as the case may be. Diligent Efforts requires that the Party, at a minimum: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.32 “Direct Commercialization” shall have the meaning assigned to it in Section 5.1(a).

1.33 “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Collaboration Product as a drug in a regulatory jurisdiction.

1.34 “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

1.35 “Field” means the modulation of blood clotting times in acute therapeutic applications through the use of Aptamers having a therapeutically useful level of anti-thrombin

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activity, including but not limited to coronary artery bypass graft surgery and percutaneous coronary intervention. “Field” does not include: (a) the use of any Radio Therapeutic Aptamer; and/or (b) any non-therapeutic uses of an Aptamer, including, but not limited to, diagnostic uses, use of an Aptamer as a reagent or use of an Aptamer in or as a non-therapeutic service.

1.36 “FTE” means the equivalent of one person working full time for one 12-month period in a research, development, commercialization, regulatory or other relevant capacity, approximating 1800 hours per year. In the interests of clarity, though, a single individual who works more than 1800 hours in a single year shall be treated as one FTE regardless of the number of hours worked.

1.37 “FTE Reimbursement Rate” means the rate at which each Party shall reimburse each other for costs related to FTEs. Such costs shall cover all salary and benefits, and facilities, laboratory supplies and materials used internally by the Parties in fulfilling their obligations under this agreement and all overhead charges which are allocable to company departments based on space occupied or headcount or another activity-based costing method and related to FTE obligations necessary for performance under this Agreement. Such FTE Reimbursement Rate shall be $250,000 for each Archemix FTE and $250,000 for each Nuvelo FTE. For purposes of clarity, each Party shall be responsible, at its sole cost and expense, for paying the salaries and benefits of its employees.

1.38 “Gilead” means Gilead Sciences, Inc., a Delaware corporation with its principal offices located at 333 Lakeside Drive, Foster City, California 94404.

1.39 “Gilead-Archemix Agreement” means the License Agreement entered into by and between Gilead and Archemix dated October 23, 2001, as amended September 4, 2003.

1.40 “Good Clinical Practices” or “GCP” means current Good Clinical Practices as specified in the United States Code of Federal Regulations, at the time of testing, and all FDA and ICH guidelines, including the ICH Consolidated Guidelines on Good Clinical Practices.

1.41 “Good Laboratory Practices” or “GLP” means current Good Laboratory Practices as specified in the United States Code of Federal Regulations at 21 CFR §58 at the time of testing and all applicable ICH guidelines.

1.42 “Good Manufacturing Practices” or “GMP” means current Good Manufacturing Practices and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products) and in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 CFR §§210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties.

1.43 “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside

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of the United States (including any supra-national agency such as in the European Union) necessary to Commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR §312 et. seq. and equivalent foreign regulations.

1.44 “Indemnitees” has the meaning assigned in Section 15.1.

1.45 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.46 “Initial Development Plan and Budget” means a Development Plan and Budget to be submitted to the JSC for approval, pursuant to Section 2.4, within 10 days after the Effective Date.

1.47 “Interested Party” or “Interested Parties” means Nuvelo, Archemix, or Gilead.

1.48 “Internal FTE” means an FTE devoted to the Collaboration by a Party or its Affiliate.

1.49 “IP” means Archemix IP or Nuvelo IP, as applicable.

1.50 “Joint Inventions” means any and all inventions made jointly by employees or independent contractors of each Party in the course of the Parties’ performance under this Agreement, and all intellectual property rights therein, but specifically excluding any SELEX Inventions.

1.51 “Joint Steering Committee” or “JSC” means the committee described in Section 2.1.

1.52 “Know-How” means any proprietary data, instructions, processes, methods, formulae, materials, expert opinions and information, including without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information. Know-How does not include any Patents.

1.53 “Lead Development Party” has the meaning assigned in Section 4.1(a)(i).

1.54 “Lead Regulatory Party” has the meaning assigned in Section 4.7(a).

1.55 “Licensing Revenue” means any and all forms of consideration that the Parties receive directly or indirectly from a Third Party Partner in connection with a Partnering Agreement, which may include upfront license fees, annual license or maintenance payments, milestone payments, royalties, imputed income on interest-free loans received from such Third Party Partner and other similar payments; but Licensing Revenue shall exclude any of the following amounts received by a Party or its Affiliate under a Partnering Agreement: (a) an

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equity investment by such Third Party (but solely to the extent that such investment is at a price equal to or less than 125% of the fair market value of such Party’s or its Affiliate’s stock sold in such investment); (b) a loan at reasonable interest rates; (c) research and development support (at a reasonable FTE value); (d) reimbursement of Patent prosecution, maintenance, enforcement or defense expenses; or (e) payments directly attributable to supplying goods (at no more than 125% of actual manufacturing cost) or services to such Third Party Partner to enable the commercialization of such Partnered Product.

1.56 “Losses” has the meaning assigned in Section 15.1.

1.57 “Manufacturing Costs” means all costs associated with the manufacturing and supply of Development Compounds during the Collaboration.

1.58 “NDA” means a New Drug Application submitted and filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary for approval of a drug in such jurisdiction.

1.59 “Net Sales”:

(a) means the gross amount invoiced by a Party or its Affiliate or a licensee or sublicensee for sales of Products to a Third Party (other than a Third Party Partner or a licensee or sublicensee) less, to the extent included within the gross amount invoiced to and paid by the customer, deductions for: (i) transportation, and customs clearance, duty charges and insurance relating to such transportation; (ii) sales and excise taxes, customs and any other governmental charges, all to the extent imposed upon the sale of the Products and paid by the selling party; (iii) distributors fees, rebates or allowances actually granted or allowed, including government and managed care rebates; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Products; and (v) allowances or credits to customers, not in excess of the selling price of the Products, on account of governmental requirements, rejection, recalls or return of the Products.

(b) Solely for the purpose of calculating Net Sales of Archemix Products and Nuvelo Products, if a Party or its Affiliate, or a licensee or sublicense, sells such Products in the form of a combination product containing any such Product and one or more active ingredients or a delivery device (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the royalty due to the other Party pursuant to Section 13.2(c) will be calculated by multiplying actual Net Sales of such Combination Product as determined in subsection (a) above by the fraction A/(A+B) where A is the invoice price of such Product if sold separately, and B is the total invoice price of the other active ingredient(s) or the delivery device in the combination if sold separately. If, on a country-by-country basis, such other active ingredient or ingredients or delivery device in the Combination Product are not sold separately in such country, but the Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to the other Party pursuant to Section 13.2(c) for the Combination Product shall be calculated by multiplying actual Net Sales of such Combination

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Product by the fraction A/C where A is the invoice price of such Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Product component is not sold separately in such country, Net Sales for the purposes of determining royalties due to the other Party pursuant to Section 13.2(c) for the Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Products that contains the Product and E is the fair market value of the portion of the Combination Products containing the other active ingredient(s) or delivery device included in such Combination Product as such fair market values are determined by mutual agreement of the Parties.

1.60 “Nuvelo Collaboration Know-How” means all Know-How Controlled by Nuvelo, including without limitation Nuvelo’s rights in any jointly-owned Know-How, arising out of its performance under this Agreement that is necessary or useful for the Development, manufacture, importation, use or sale of Collaboration Compounds or Collaboration Products.

1.61 “Nuvelo Collaboration Patent” means any Patent Controlled by Nuvelo, including without limitation Nuvelo’s rights in any jointly-owned Patents, arising out of its performance under this Agreement that is necessary or useful for the Development, manufacture, importation, use or sale of Collaboration Compounds or Collaboration Products.

1.62 “Nuvelo Information” means all Information produced by Nuvelo (solely or jointly with Archemix) in the course of performing the Research Plan and Budget, Development Plan and Budget, and Commercialization Plan and Budget.

1.63 “Nuvelo IP” means Nuvelo Patents, Nuvelo Collaboration Patents, Nuvelo Know-How, and Nuvelo Collaboration Know-How.

1.64 “Nuvelo Know-How” means all Know-How Controlled by Nuvelo as of the Effective Date that is necessary or useful for the Development, manufacture, importation, use or sale of Collaboration Compounds or Collaboration Products.

1.65 “Nuvelo Patent” means any Patent Controlled by Nuvelo as of the Effective Date, and any continuation, continuation-in-part, divisional and extension thereof and any foreign counterpart of any of the foregoing, that is necessary or useful for the Development, manufacture, importation, use or sale of Collaboration Compounds or Collaboration Products.

1.66 “Nuvelo Product” has the meaning assigned to it in Section 13.2(a)(i).

1.67 “Partnered Commercialization” has the meaning assigned to it in Section 5.1(a).

1.68 “Partnered Product” means a Collaboration Product that is the subject of a Partnering Agreement.

1.69 “Partnering Agreement” means an executed and in-force written agreement between both Parties and a Third Party, wherein such Third Party is granted the right to commercialize, alone or in collaboration with Archemix or Nuvelo, a Collaboration Product. For clarity, an agreement in which a Party engages a Third Party to perform, on behalf of such Party,

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certain obligations of such Party under the Research Plan and Budget, Development Plan and Budget, or Commercialization Plan and Budget, without profit to the contracting Third Party, is not a Partnering Agreement.

1.70 “Partnering Costs” means, with respect to a particular Partnered Product: (a) the costs and expenses incurred by the Parties and approved by the JSC in connection with identifying and negotiating with potential Third Party Partners and preparing, negotiating and executing a Partnering Agreement for such Partnered Product; and (b) the costs and expenses incurred by the Parties in the performance of such Partnering Agreement, solely to the extent that such costs and expenses are not reimbursed by the Third Party Partner.

1.71 “Patent” means: (a) an unexpired patent (including inventor’s certificate) which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof; or (b) any pending patent application, including without limitation any continuation, division or continuation-in-part thereof and any provisional application.

1.72 “Patent Costs” shall have the meaning assigned to it in Section 10.3(f).

1.73 “Phase 1 Trial” means that portion of the clinical development program that generally provides for the first introduction into humans of a Product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the Product, and generally consistent with 21 CFR §312.21(a) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.74 “Phase 2 Milestone” means the Commencement of a Phase 2 Trial.

1.75 “Phase 2 Trial” means a clinical trial of a Product on patients, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR §312.21(b) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.76 “Phase 3 Trial” means that portion of the clinical development program that provides for a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that a Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) generally consistent with 21 CFR §312.21(c) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.77 “Phase 4 Trial” means a clinical trial of a Collaboration Product Commenced in a particular country after receipt of Regulatory Approval in such country in order to support commercialization of the Collaboration Product.

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1.78 “Phase 4 Costs” means all expenses incurred by either Party or for its account which are generally consistent with the Commercialization Plan and Budget, and specifically attributable to: (a) direct support of the performance of a Phase 4 Trial for a Collaboration Product; or (b) process development for a Collaboration Product in a Phase 4 Trial. All Phase 4 Costs shall be treated as Post-Launch Product R&D Expenses in accordance with Exhibits A and B.

1.79 “Preclinical Development” means those Development activities performed before the filing of an IND.

1.80 “Process Dispute” has the meaning assigned in Section 16.1.

1.81 “Product” means a product that comprises, consists of, or incorporates a Development Compound regardless of the formulation or mode of administration of such product. Products include the subcategories of Collaboration Products, Nuvelo Products, and Archemix Products.

1.82 “Product Profit and Loss” means the profits or losses resulting from the Commercialization of Collaboration Products and is equal to Net Sales plus Licensing Revenue less Allowable Commercialization Expenses.

1.83 “Radio Therapeutic Aptamer” means any product for human therapeutic use that contains one or more Aptamers that targets specifically any diseased tissue, cells or disease-specific molecules or any tissue or cells which are affected by a disease or located in the close neighborhood of a disease process and is linked to or incorporates: (a) radionucleotides; or (b) any structure or elements which develop therapeutic effects similar to the effect of linking or incorporating radionucleotides after submission of any kind of radiation.

1.84 “Regado Agreement” means the License Agreement between Archemix and Regado Biosciences, Inc., dated as of October, 2003.

1.85 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.86 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing or sale of a Collaboration Product.

1.87 “Regulatory Documentation” means, with respect to a Product, all regulatory filings and supporting documents created, submitted to the FDA or any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) relating to such Product, and all data contained therein, including,

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without limitation, any IND(s), NDA(s), BLA(s), Investigator’s Brochures, Drug Master File (“DMF”), correspondence to and from the FDA or any equivalent agency or governmental authority outside of the United States, minutes from teleconferences with Regulatory Authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and manufacturing records.

1.88 “Regulatory Filing” means the NDA, biologic license application (“BLA”), IND, or any foreign counterparts thereof and any other filings required by Regulatory Authorities relating to the study, manufacture or commercialization of any Product.

1.89 “Removed Party” has the meaning assigned in Section 13.2(d).

1.90 “Research” means activities relating to the identification of Backup Compounds or other such research activities approved by the JSC, and relating to selection, screening, optimization and medicinal chemistry with respect to Collaboration Compounds.

1.91 “Research Costs”

(a) means the expenses incurred by a Party or for its account after the Effective Date, which are consistent with the Research Plan and Budget and are specifically attributable to the Research of Collaboration Products, including, without limitation:

(i) costs of compound screening, optimization, and medicinal chemistry of Collaboration Compounds, including costs associated with efforts to identify and characterize Backup Compounds;

(ii) costs of Third Party licenses under Patents or other intellectual property rights reasonably necessary for the Research of Backup Compounds or Collaboration Products;

(iii) Internal FTE costs approved by the JSC as set forth in Section 2.4; and

(iv) such other costs directly related to Research that are later identified and mutually agreed upon by the JSC;

(b) excludes the Parties’ overhead expenses to the extent not included in subsection (a)(iii) above notwithstanding anything else in this Section 1.91.

1.92 “Research Plan and Budget” has the meaning assigned to it in Section 3.2(a).

1.93 “Royalty Period” has the meaning assigned in Section 13.2(c)(iv).

1.94 “SELEX Inventions” means any and all inventions, including any improvements, made solely by employees or independent contractors of one Party, or jointly by employees or independent contractors of each Party, in the course of the Party’s or Parties’ performance under this Agreement, specifically relating to the SELEX Technology.

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1.95 “SELEX Technology” means any process for identifying, modifying, optimizing and/or stabilizing an Aptamer. For purposes of clarity for the purposes of this Section 1.95: (i) the process of “identifying” includes, without limitation, any process which is disclosed in or falls within the claimed scope of U.S. Patent Nos. 5,270,163 or 5,843,653; and (ii) the processes of “modifying”, “optimizing” and “stabilizing” include, without limitation, minimization, truncation, conjugation, pegylation, complexation, and substitution.

1.96 “Sole Inventions” means any and all inventions made solely by employees or independent contractors of one Party in the course of the Party’s performance under this Agreement, and all intellectual property rights therein, but specifically excluding any SELEX Inventions.

1.97 “SomaLogic Agreements” means the License Agreement by and between Archemix and SomaLogic, Inc. effective September 4, 2003, the Mutual Release between Archemix and SomaLogic, Inc. effective September 4, 2003, and the Gilead SomaLogic Agreement Clarification effective September 4, 2003.

1.98 “Term” has the meaning assigned to it in Article 12.

1.99 “Third Party” means any entity other than: (a) Nuvelo; (b) Archemix; or (c) an Affiliate of either of them.

1.100 “Third Party Partner” means a Third Party that has entered into a Partnering Agreement.

1.101 “Third Party Royalty” has the meaning assigned to it in Section 7.8.

1.102 “Title 11” has the meaning assigned in Section 17.2(a).

1.103 “URC License Agreement” means the Restated Assignment and License Agreement, effective as of July 17, 1991, by and between University Research Corporation and Gilead as successor in interest to NeXstar Pharmaceuticals, Inc.

1.104 “ULEHI Agreement” means the Settlement Agreement and Release by and between Gilead Sciences, Inc., Archemix and University License Equity Holdings, Inc., successor to the University Technology Corporation, dated September 4, 2003.

1.105 “UTC” means University Technology Corporation, the successor to the University Research Corporation.

2.	MANAGEMENT OF THE COLLABORATION

2.1 Overall Management Structure. The overall management of the Collaboration shall be vested in the Joint Steering Committee (the “JSC”), with responsibility, as further discussed in Section 2.2(b), for establishing the strategic direction of the Collaboration and for managing and directing the research, development and commercialization efforts of the Parties under the Collaboration. The JSC may establish one or more other committees that report to the JSC and assist the JSC in managing and directing the Collaboration. Any committees formed

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beyond the JSC shall be subordinate to the JSC, shall have such membership and responsibilities as the JSC may determine, and may be disbanded by the JSC at any time. Each Party shall use good faith and cooperative efforts to facilitate and assist the efforts of the JSC and all additional committees established by the JSC. In the absence of a standing JSC, the Parties shall endeavor to use Diligent Efforts to make any and all decisions that would be otherwise delegated to the JSC in accordance with the terms of this Agreement. In the event that the Parties are unable to resolve a dispute in the absence of the JSC, the dispute resolution mechanism outlined in Article 16 shall be used to resolve such dispute.

2.2 Joint Steering Committee.

(a) Membership. The JSC shall be composed of at least 6 members, with an equal number of members appointed by each Party. Immediately following the Effective Date, each Party shall appoint its initial representatives to the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Archemix will designate one of its representatives as the initial Chairperson of the JSC. The Chairperson shall alternate between the Parties every 12 months. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within 30 days thereafter. Minutes of a JSC meeting shall be final only when approved by the JSC.

(b) Power and Responsibilities. During the term of this Agreement, the JSC shall meet a minimum 4 times per year as provided in Section 2.3. The JSC shall determine the overall strategy for the Collaboration and shall oversee any other committees the JSC establishes. The JSC shall: (i) approve the initial and annual Research Plan and Budget submitted as provided in Section 3.2; (ii) approve the annual Development Plan and Budget submitted as provided in Section 4.1(a); (iii) approve the annual Commercialization Plan and Budget submitted as provided in Section 5.5(a), except as otherwise provided in Article 5; (iv) evaluate the progress of the Research Plan and Budget, Development Plan and Budget, and the Commercialization Plan and Budget; (iv) monitor compliance with the diligence provisions set forth in Sections 3.3, 4.3 and 5.8; (v) approve any Third Party contracts for services related to the Collaboration, including services for Research, Development and Commercialization of Collaboration Compounds and Collaboration Products; (vi) serve as the initial forum to resolve any disputes that arise in any other committees the JSC forms; and (vii) make the final decisions regarding any significant modifications to the Research Plan and Budget, Development Plan and Budget, and Commercialization Plan and Budget, except as otherwise provided in Article 5. The JSC shall have no power to amend this Agreement. Any amendments that alter the terms of this Agreement shall be implemented pursuant to Section 17.1 below. With respect to any decisions regarding inventions or intellectual property entrusted to the JSC in accordance with Article 10, the JSC will reasonably consult intellectual property counsel regarding any such decision.

2.3 Meetings. The Parties shall endeavor to schedule meetings of the JSC, and any other committees that are formed, at least 30 days in advance. Committee meetings held in person will alternate between sites designated by each Party or as otherwise agreed upon by the Parties. When possible, the meetings of a given committee should occur at the same location as the JSC meetings, with the JSC meeting occurring after the meetings of the other committees. With the consent of the representatives of each Party serving on a particular committee, other

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representatives of each Party may attend meetings of that committee as nonvoting observers. A meeting of a committee may be held by audio or video teleconference. Meetings of a committee shall be effective only if at least one representative of each Party is present or participating and if such meeting is recognized by both Parties as a committee meeting. Each Party shall be responsible for all of its own expenses of participating in the committee meetings, without inclusion in Research Costs, Development Costs or Allowable Commercialization Expenses.

2.4 Decision Making. The JSC will make its decisions by vote as set forth below, with each Party’s representatives collectively having one vote. In this regard, unless it is expressly stated otherwise in this Agreement:

(a) Before the Phase 2 Milestone has been paid, the Lead Development Party shall have the final decision, such decision to be consistent with Section 2.6(a), in any unresolved dispute before the JSC relating to Research and Development except for the following, which shall require the unanimous approval of the JSC: (i) the designation of any Backup Compound as a Development Compound; and (ii) the designation of any Aptamer as a Backup Compound.

(b) After the Phase 2 Milestone has been paid, all decisions of the JSC shall require the unanimous consent of the JSC.

(c) If the JSC is unable to reach a unanimous agreement where required under Sections 2.4 (a) and (b) above, the dispute shall be resolved pursuant to Article 16.

2.5 Obligations of Parties. Nuvelo and Archemix shall provide the JSC, and any other committees that are formed, and their authorized representatives with reasonable access during regular business hours to all records, documents, and Information relating to the Collaboration which any such committee may reasonably require in order to perform its obligations hereunder, but if such records, documents or Information are under a bona fide obligation of confidentiality to a Third Party, then Nuvelo or Archemix, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

2.6 Collaboration Guidelines.

(a) General. In all matters related to the Collaboration, the JSC and the Parties shall be guided by standards of reasonableness in economic terms and fairness to each of the Parties, striving to balance the legitimate interests and concerns of the Parties, to further the Research Plan and Budget, the Development Plan and Budget, and the Commercialization Plan and Budget, and to realize the economic potential of the Products. All decisions of the JSC, including any decisions made by one Party provided for herein if the JSC can not reach unanimous consent, related to the Collaboration shall be made in the best interest of the Collaboration and not in the interest of the individual Parties.

(b) Independence. Subject to the terms of this Agreement, each Party shall manage its own activities and resources, acting independently and in its individual capacity. The relationship between Nuvelo and Archemix is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

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3.	RESEARCH

3.1 Overview. The general goals and intent of the Collaboration are: (a) to clinically develop and commercialize ARC 183 within the Field, so long as the data support such continued activity; and (b) to decide whether to pursue the identification of Backup Compounds within the Field, and if so, to research one or more Backup Compounds within the Field and decide whether to develop and commercialize such Backup Compounds as Development Compounds.

3.2 Research Plan and Budget.

(a) The Research of all Collaboration Compounds, including all Backup Compounds, shall be governed by a research plan that describes the proposed overall program of Research, including an allocation of responsibilities between the Parties for implementation, and detailed provision for all authorized Research Costs to be incurred (the “Research Plan and Budget”). The Research Plan and Budget shall include a description of, without limitation: (i) all major Research tasks to be conducted; and (ii) key Research objectives, expected associated resources, risk factors, timelines, decision points and relevant decision criteria.

(b) Archemix shall be responsible for preparing and submitting each Research Plan and Budget for approval by the JSC, and directing performance under the Research Plan and Budget. Approval of the Research Plan and Budget shall require the consent of the JSC, pursuant to Section 2.4. If the JSC cannot decide on the responsibilities, procedures and Research Costs outlined in the Research Plan and Budget submitted by Archemix, the dispute resolution mechanism outlined in Article 16 shall be used to resolve the dispute.

(c) Each Party shall be responsible for carrying out its assigned activities in accordance with the approved Research Plan and Budget.

(d) The detailed description of all authorized Research Costs to be incurred, as described in the Research Plan and Budget, plus a permitted overrun of 10% thereof, shall constitute the maximum Research Costs to be incurred thereunder in each calendar year, unless such budget is modified by mutual agreement of the Parties and approved by the JSC.

(e) If at any time while conducting the assigned activities in accordance with the approved Research Plan and Budget, either Party determines that the authorized Research Costs to be incurred for a particular calendar quarter or calendar year are expected to exceed the costs set forth in the Research Plan and Budget for such budget quarter or budget year by ten percent (10%) or more, the identifying Party shall convene immediately a special meeting of the JSC to review the matter and make a decision thereon, pursuant to Section 2.4.

(f) If the JSC decides to pursue the Research of any Backup Compound according to Section 3.4, then Archemix shall prepare and submit a Research Plan and Budget to Nuvelo within 30 days after such decision by the JSC. Nuvelo shall provide comments on such initial Research Plan and Budget within 30 days thereafter. The JSC shall then meet and confer as necessary to agree on and approve the initial Research Plan and Budget, with the objective of reaching that agreement within 15 days. Thereafter, Archemix shall prepare and submit to Nuvelo, by September 1 of each calendar year, an updated Research Plan and Budget that

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includes a detailed description of all Research activities to be performed during the following calendar year, and a detailed description of all authorized Research Costs to be incurred during the following calendar year. Nuvelo shall provide comments on each such updated Research Plan and Budget within 30 days following its submission to them. The JSC shall then meet and confer as necessary to decide on the final Research Plan and Budget, for the forthcoming calendar year, with the objective of reaching that decision no later than November 15.

3.3 Research Diligence. The Parties shall use Diligent Efforts to conduct their respective tasks, as assigned under the Research Plan and Budget, throughout the Collaboration and shall conduct the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations, including without limitation then-current Good Laboratory Practices, to attempt to achieve their objectives efficiently and expeditiously.

3.4 Backup Compound Research. The JSC shall decide whether to engage Archemix to generate new Aptamers or to modify Aptamers to provide one or more potential Backup Compounds. All costs approved by the JSC and directly related to the discovery of any JSC-approved Backup Compounds shall be considered Research Costs, and shall be divided equally between the Parties pursuant to Section 4.9.

3.5 Designation of Backup Compounds. If Archemix identifies an Aptamer in the course of the Collaboration that has the therapeutic level of anti-thrombin activity specified by the JSC, it shall present such Aptamer to the JSC, and the JSC shall determine whether such Aptamer shall be designated as a Backup Compound within 60 days of such presentation, or shall reject such Aptamer for further Research at that time.

3.6 Reports. At each meeting of the JSC, each Party shall report to the JSC the work it has performed under the Research Plan and Budget since the previous meeting.

4.	DEVELOPMENT

4.1 Development Plan and Budget.

(a) The Development of all Collaboration Compounds shall be governed by a development plan that describes the proposed overall program of Development, including (i) an allocation of responsibilities between the Parties for implementation; (ii) the criteria by which the JSC will identify Backup Compounds for further study and possible Development; (iii) the criteria by which the JSC will, for each Backup Compound submitted for evaluation by Archemix, determine whether to either designate it as a Development Compound in accordance with Section 4.5 or reject such Backup Compound for Development at that time, and (iv) detailed provisions for all authorized Development Costs to be incurred (the “Development Plan and Budget”). The Development Plan and Budget shall include a description of, without limitation: (i) all major Development tasks to be conducted before submission of filings for Regulatory Approval of a Collaboration Product for a particular indication; (ii) key Development objectives, expected associated resources, risk factors, timelines, manufacturing plans, go/no go decision points and relevant decision criteria; and (iii) anticipated clinical trials to the extent known.

(i) Before payment of the Phase 2 Milestone, Archemix is the designated “Lead Development Party” for each Collaboration Compound subject to Section 2.4(a). The JSC may decide to assign the other Party as Lead Development Party at any time. The Lead Development Party shall be responsible for preparing and submitting each Development Plan and Budget for approval by the JSC, and directing the performance under the Development Plan and Budget.

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(ii) After payment of the Phase 2 Milestone, the JSC shall assign one of the Parties as the Lead Development Party for each Collaboration Compound. The Party assigned as the Lead Development Party shall prepare and submit for approval by the JSC the Development Plan and Budget for the Collaboration Compound so assigned. The Lead Development Party shall also oversee performance under the Development Plan and Budget for the assigned Collaboration Compound. The JSC shall decide upon, pursuant to Section 2.4, the responsibilities, procedures and Development Costs outlined in the Development Plan and Budget submitted by the Lead Development Party.

(b) Each Party shall be responsible for carrying out its assigned activities in accordance with the approved Development Plan and Budget.

(c) The detailed description of all authorized Development Costs to be incurred, as described in the Development Plan and Budget, plus a permitted overrun of 10% thereof, shall constitute the maximum Development Costs to be incurred thereunder in each calendar year. If at any time while conducting the assigned activities in accordance with the approved Development Plan and Budget, either Party determines that the authorized Development Costs to be incurred for a particular calendar quarter or calendar year are expected to exceed the costs set forth in the Development Plan and Budget for such budget quarter or budget year by ten percent (10%) or more, the identifying Party shall convene immediately a special meeting of the JSC to review the matter and make a decision thereon, pursuant to Section 2.4.

(d) In addition to the approval of the annual Development Plan and Budget, the JSC shall specifically approve, pursuant to Section 2.4, each clinical trial before its Commencement, including without limitation its design, size, entry criteria, endpoints, and data collection procedures.

(e) The Initial Development Plan and Budget shall set forth: (i) the Development activities for the year 2004; and (ii) the Development Costs for the year 2004. Starting in the year 2004, the Lead Development Party shall prepare and submit to the Parties, by September 1 of each calendar year, an updated Development Plan and Budget, that includes a detailed description of all Development activities to be performed during the following calendar year, and a detailed description of all authorized Development Costs to be incurred during the following calendar year. The Party receiving such draft Development Plan and Budget shall provide comments on each such updated Development Plan and Budget within 30 days following its submission to them. The JSC shall then meet and confer as necessary to decide on the final Development Plan and Budget for the forthcoming calendar year, with the objective of reaching that decision no later than November 15.

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4.2 Preclinical Development. The Lead Development Party shall have the responsibility for Preclinical Development, except for such tasks as the JSC may allocate otherwise.

4.3 Development Diligence. The Parties shall use Diligent Efforts to conduct their respective tasks, as assigned under the Development Plan and Budget, throughout the Collaboration and shall conduct the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations, including without limitation then-current Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices, to attempt to achieve their objectives efficiently and expeditiously.

4.4 Development of Backup Compounds. All costs approved by the JSC, pursuant to Section 2.4, and directly related to the Development of any Backup Compounds designated as Development Compounds in accordance with Section 4.5 shall be considered Development Costs, and shall be divided equally between the Parties pursuant to Section 4.9.

4.5 Designation of Development Compounds. As of the Effective Date, ARC 183 has been designated as a Development Compound. The Parties shall seek to pursue the Development of at least one Development Compound at all times throughout the duration of the Agreement. The JSC shall have the right to designate any Backup Compound as a Development Compound pursuant to this Section 4.5. The designation of a Backup Compound as a Development Compound shall be based on a therapeutic level of anti-thrombin activity at levels specified by the JSC, and such other criteria as the JSC specifies. Once a Back-up Compound has been designated as a Development Compound, IND-enabling studies shall be pursued with the ultimate goal of obtaining Regulatory Approval of that Development Compound.

4.6 Abandonment of Development Compounds. Any time after a Back-up Compound has been designated as a Development Compound, the JSC may determine that Development of such Development Compound should be abandoned. If the JSC decides, pursuant to Section 2.4, to abandon Development of a particular Development Compound, then neither Party shall thereafter continue such Development within the Field without the consent of the other Party. If the Parties are able to out-license the abandoned Development Compound, the proceeds of such out-licensing shall be treated as Licensing Revenue to be shared equally by the Parties.

4.7 Regulatory Affairs.

(a) Consistent with the Development Plan and Budget, but subject to the remainder of this Section 4.7, the “Lead Regulatory Party” shall be designated by the JSC, pursuant to Section 2.4; but, Nuvelo shall not be designated the Lead Regulatory Party without its consent. The responsibilities of the Lead Regulatory Party shall be as follows:

(i) developing pre-NDA Regulatory Documentation and preparing and submitting pre-NDA Regulatory Filings, seeking Pre-NDA Regulatory Approvals, and maintaining pre-NDA Regulatory Approvals for Collaboration Products, including preparing all reports necessary as part of an IND, DMF, BLA or other necessary filing required for Pre-NDA Regulatory Approvals; and

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(ii) developing NDA Regulatory Documentation and preparing and submitting NDAs for Collaboration Products, seeking Regulatory Approvals, and maintaining Regulatory Approvals for Collaboration Products, including preparing all reports necessary as part of an NDA, DMF, BLA or other necessary filing required for Regulatory Approval.

(b) With regard to sharing of Regulatory Documentation and Regulatory Filings, each Party shall permit the other Party to access, and shall provide the other Party with sufficient rights to reference and use in association with exercising its rights and performing its obligations under this Agreement, all of its, its affiliates’ and their respective suppliers’ Regulatory Documents, Regulatory Filings, and Regulatory Approvals for Collaboration Products.

(c) The Lead Regulatory Party shall keep the other Party informed on an ongoing basis regarding the schedule and process for Regulatory Documents and Regulatory Filings and give the other Party the ability to participate in the preparation of Regulatory Documents and Regulatory Filings and shall provide the other Party with reasonable advance notice of any meeting or substantive telephone conference call with any Regulatory Authority relating to any Regulatory Documents and Regulatory Filing. The other Party shall have the right to participate with the Lead Regulatory Party in any such meeting or conference call. The Lead Regulatory Party shall promptly furnish the other Party with copies of all correspondence that the Lead Regulatory Party receives from any Regulatory Authority, and contact reports it receives concerning substantive conversations or substantive meetings with any Regulatory Authority, in each case relating to any such Regulatory Filings. The Lead Regulatory Party shall prepare all responses to correspondence that are received from any Regulatory Authority relating to any Regulatory Documents and any Regulatory Filing. The other Party shall be provided with advance notice of any such responses and shall be given an opportunity to comment.

(d) In conducting any Development activities hereunder, each Party shall: (a) ensure that its employees, agents, clinical institutions and clinical investigators comply with all FDA statutory and regulatory requirements with respect to Collaboration Products, including but not limited to: the Federal Food, Drug and Cosmetic Act, as amended (FFDCA), the Public Health Service Act (PHSA), regulatory provisions regarding protection of human subjects, financial disclosure by clinical investigators, Institutional Review Boards (IRB), Good Clinical Practices, Good Laboratory Practices, IND regulations, and any conditions imposed by a reviewing IRB or the FDA; and (b) not utilize, in conducting studies on Collaboration Products any person or entities that at such time are debarred by the FDA, or that, at such time, are under investigation by the FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335).

(e) Each Party shall maintain a record of all non-medical and medical product-related complaints and reports of adverse events that it receives with respect to any Collaboration Product. Each Party shall notify the other Party of any complaint received by it and, within 15 days after the initial receipt, provide the other Party with a copy of such complaint(s) and adverse event reports. The Lead Regulatory Party shall be responsible for reporting to Regulatory Authorities any adverse experiences and safety issues for such Collaboration Product in compliance with the requirements of the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., the regulations promulgated thereunder, and equivalent foreign

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laws, rules and regulations. The Lead Regulatory Party shall promptly thereafter provide the other Party with a copy of each such report.

(f) The Lead Regulatory Party shall cooperate to effect a timely and efficient transfer of regulatory responsibilities at such time as the other Party is designed Lead Regulatory Party as provided in this Article 4.

4.8 Reports. At each meeting of the JSC, each Party shall report to the JSC the work it has performed under the Development Plan and Budget since the previous meeting.

4.9 Research Costs and Development Costs; Reporting and Reimbursement.

(a) Except as provided in Section 4.9(b) and 4.9(c), each Party shall bear one half of all Research Costs and one half of all Development Costs directly related to the program and approved by the JSC pursuant to Section 2.4.

(b) Within 30 days after the end of each calendar quarter, each Party shall submit to the other Party an accounting of all Research Costs and Development Costs incurred by the reporting Party during that quarter, including reasonable detail demonstrating the specific basis for the costs and expenses included in the summary. Nuvelo shall on a quarterly basis, within 45 days after the end of each calendar quarter (if Archemix submitted its accounting report on time), prepare and submit to Archemix a reconciliation of the Research Costs and Development Costs of each Party, and provide for a balancing payment as follows:

(i) Until the aggregate Research Costs and Development Costs incurred by the Parties under this Agreement (inclusive of the costs reimbursed by Nuvelo pursuant to Section 4.9(c)) equals $4,000,000, Nuvelo shall reimburse to Archemix, by wire transfer of immediately available funds accompanying the quarterly reconciliation statements, Archemix’ Research Costs and Development Costs for the quarter.

(ii) After the aggregate Research Costs and Development Costs reach $4,000,000:

(1) if for a particular calendar quarter the sum of Archemix’ Research Costs and Development Costs are greater than the sum of Nuvelo’s Research Costs and Development Costs, then Nuvelo shall send Archemix a payment by wire transfer of immediately available funds totaling 1/2 of the difference; and

(2) if the sum of Nuvelo’s Research Costs and Development Costs are greater than the sum of Archemix’ Research Costs and Development Costs, Nuvelo shall send Archemix an invoice for an amount equal to 1/2 of the difference and Archemix shall remit to Nuvelo by wire transfer of immediately available funds the amount of such invoice within 20 days after receiving such invoice.

(c) Costs Incurred before the Effective Date.

(i) Within 30 days after the Effective Date, Nuvelo will reimburse Archemix for Research Costs and Development Costs directly related to the Collaboration and

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that Archemix has incurred between September 10, 2003 and December 31, 2003, subject to the limit on costs incurred before the Effective Date set forth in subsection 4.9(c)(iii). Archemix shall submit an invoice to Nuvelo for such reimbursement, together with reasonable detail demonstrating the specific basis for the costs and expenses included in the invoice, and Nuvelo shall remit to Archemix by wire transfer of immediately available funds the amount on such invoice submitted by Archemix within 20 days after receiving such invoice.

(ii) Any Research Costs and Development Costs directly related to the Collaboration that Archemix has incurred between January 1, 2004 and the Effective Date shall be paid to Archemix in accordance with the provisions of Sections 4.9(a) and 4.9(b), but expressly subject to the limit on costs incurred before the Effective Date set forth in subsection 4.9(c)(iii).

(iii) Notwithstanding anything else in this Agreement, the total amount of costs incurred by Archemix before the Effective Date for which Nuvelo shall be responsible shall not exceed $750,000.

(d) Costs incurred in Research and Development activities under this Agreement in excess of the amounts permitted in accordance with Section 3.2(d) and Section 4.1(c) shall not be treated as Research Costs or Development Costs and shall not be reimbursed, except with subsequent approval of the JSC.

(e) If a disagreement arises about the amount due under this Section 4.9, each Party shall promptly notify the other, and the Parties shall endeavor to promptly resolve such dispute, but in no event shall the resolution of such dispute exceed twenty (20) days. Until such dispute is resolved, Nuvelo shall report and provide for payments excluding any disputed costs. Either Party may audit, in accordance with the procedures set forth in Article 9, the accuracy of the other Party’s submissions under this Section 4.9(e).

5.	COMMERCIALIZATION

5.1 Commercialization Decision.

(a) The JSC shall seek to determine, with respect to each Collaboration Product, whether such Collaboration Product should be Commercialized directly (by one or more of the Parties—meaning that such Party will itself be responsible for selling such Product at least in the United States, although Third Parties may be engaged for various aspects of Commercialization in the United States as well as other markets) or indirectly (meaning that Commercialization shall occur exclusively through Third Parties, under one or more licensing agreements), but if the JSC is unable to reach agreement, then the Collaboration Product shall be Commercialized directly, provided that the Party that favors direct Commercialization has the capability and desire to function as the Lead Marketing Party as set forth in this Article 5, otherwise the Collaboration Product shall be Commercialized indirectly. As used herein, the former structure is referred to as “Direct Commercialization” (even though Third Parties are likely to be selling the Commercialization Product outside the United States) and the latter structure is referred to as “Partnered Commercialization.”

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(b) In deciding between Direct Commercialization and Partnered Commercialization, the JSC shall be guided by the principle of profit maximization. At any time beginning with the completion of the first Phase 2 clinical trial of a Development Compound and no later than 6 months before the filing of an NDA for such Collaboration Product, either Party may request that the JSC make its decision regarding whether the product in question will be the subject of Direct Commercialization or Partnered Commercialization. No specific time limit shall apply to reaching agreement on such matter, except that if the Parties cannot agree on this decision by the time of approximately 6 months before filing of an NDA for the Collaboration Product, then the decision as to whether to market the Collaboration Product using Direct Commercialization or Partnered Commercialization shall be governed by Section 5.1(a).

5.2 Lead Marketing Party. The Party that leads Direct Commercialization of a Collaboration Product in accordance with this Section 5.2 is referred to in this Agreement as the “Lead Marketing Party”. Nuvelo, at its option and in its sole discretion, may elect to be the Lead Marketing Party for any or all of the Collaboration Products so long as, previous to its election, Nuvelo has established Commercialization capabilities, including the existence of an internal trained sales force, that will allow Nuvelo to carry out the responsibilities associated with the Lead Marketing Party as set forth in this Article 5. If Nuvelo does not elect to be the Lead Marketing Party for a particular Collaboration Product then Archemix shall be the Lead Marketing Party for the particular Collaboration Product. If Archemix does not want to be Lead Marketing Party for the Collaboration Product, the Collaboration Product shall be commercialized through Partnered Commercialization in accordance with Section 5.14. The Lead Marketing Party shall have the responsibilities set forth in this Article 5, but shall remain subject to the decision making authority of the JSC as provided in this Article 5. The Lead Marketing Party shall determine whether to allocate any Commercialization responsibilities to the other Party under this Agreement (except to the extent the other Party participates through the JSC), but shall have no obligation to allocate any responsibilities to the other Party, and the other Party shall have no obligation to participate directly in Commercialization except with its consent.

5.3 Co-Promotion of Collaboration Products. With respect to any Collaboration Product, if a Collaboration Product is being Commercialized through Direct Commercialization, the Party that is not the Lead Marketing Party has a right, but not an obligation, to reasonably participate in the Commercialization of such Collaboration Product. At any time during the Term, the Party that is not the Lead Marketing Party may notify the Lead Marketing Party in writing of its decision to reasonably participate in Commercialization of the applicable Collaboration Product. Upon the Lead Marketing Party’s receipt of notice thereof, the Parties shall negotiate in good faith for the reasonable participation of the other Party in the Commercialization of the Collaboration Product, with both Parties sharing equally the profits and losses of such Commercialization. If the Parties cannot reach agreement within 90 days after the Lead Marketing Party’s receipt of the other Party’s written notice, either Party may elect to have the issue resolved in accordance with the dispute resolution provisions set forth in Article 16.

5.4 Responsibilities of the JSC During Commercialization. The JSC shall: (a) oversee the Commercialization of Collaboration Products, including: the planning, annual budgeting, manufacturing, marketing, sales and distribution and sub-licensing of Collaboration

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Products; (b) monitor, review and comment on costs incurred by the Parties in the commercial manufacture, marketing, sale and distribution of Collaboration Products; (c) review and approve the Commercialization Plans and Budgets and Launch Plans and Budgets and the selection of trademarks for Collaboration Products; (d) receive and provide to the Parties all sales, pricing, and financial reports pertaining to Commercialization of Collaboration Products; (e) determine the price for Collaboration Products pursuant to Section 5.10; (f) facilitate the flow of Information with respect to the Commercialization of each Collaboration Product; and (g) determine the overall pricing strategy for a particular Collaboration Product at least 90 days before commercial launch of such product. Notwithstanding anything else in this Article 5, if the JSC fails to reach unanimous agreement as to any matter involving Commercialization as set forth in this Section 5.4, the Lead Marketing Party (if a Lead Marketing Party has been established in accordance with Section 5.2) shall make the final decision.

5.5 Commercialization Plan and Budget.

(a) The Lead Marketing Party shall develop a comprehensive written plan and budget for the direct development and commercialization of the Collaboration Product in the Field (a “Commercialization Plan and Budget”). The Commercialization Plan and Budget will set forth in detail the marketing, sale and distribution activities to be undertaken with respect to such Collaboration Product (including advertising, education, planning, marketing, sales force training and distribution), as well as the activities required for the manufacture of such Collaboration Products following commercial launch, in each case whether such activities are undertaken before or after Regulatory Approval. The Commercialization Plan and Budget shall include but not be limited to: (i) demographics, market dynamics and market strategies, estimated country launch dates, a sales forecast (including at least three (3) years of estimated sales), manufacturing plans and expected product profile based upon the Development Plan and Budget; and (ii) a market plan (including pricing strategies pertaining to discounts, and samples), it being understood that the market plan will evolve over time.

(b) The Commercialization Plan and Budget shall include a budget of the expenses expected to be incurred in connection with performing such Commercialization Plan and Budget, and shall set forth the maximum Allowable Commercialization Expenses to be incurred in each calendar year (although some of such expenses may be expressed as a percentage of revenue or other mutually-agreed formulas). In those territories where the Collaboration Product will be sold through Third Party licensees, the Commercialization Plan and Budget may be limited to solely those activities for which the Lead Marketing Party will be responsible.

(c) By September 1 of each calendar year, the Lead Marketing Party shall prepare and submit to the JSC a draft Commercialization Plan and Budget for the forthcoming year. The Party other than the Lead Marketing Party shall submit its comments on such draft plan and budget within 30 days after its receipt, and the JSC shall thereafter meet and confer, with the objective of approving such Commercialization Plan and Budget as soon as practicable, and no later than November 15. It is understood that Commercialization Plans and Budgets may need to change in the course of a calendar year, and if the Lead Marketing Party determines that such a change may be necessary, it shall promptly inform the JSC and the JSC shall promptly decide such matter.

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5.6 Launch Plan and Budget.

(a) Each Commercialization Plan and Budget shall include, in advance of the launch of the applicable Collaboration Product, a plan and budget for the product launch and the 12 month period following the launch date (the “Launch Plan and Budget”). Each Launch Plan and Budget shall be developed by the Lead Marketing Party and approved by the JSC. The Launch Plan and Budget shall be included in the Commercialization Plan and Budget for the year such launch occurs.

(b) It is understood that determining a date for Regulatory Approval and thus launch date is difficult. The failure to accurately estimate the launch date shall not constitute a breach hereunder. As a result of this uncertainty, the JSC shall estimate for each country a realistic date for Regulatory Approval, and the Lead Marketing Party will use this estimated date to prepare its Launch Plan at least 12 months before the estimated Regulatory Approval. Any Launch Plan and Budget which has not yet been executed shall be updated by the Lead Marketing Party at least on the schedule set forth above in Section 5.5(c).

(c) Each Launch Plan and Budget shall include a breakdown of individual Allowable Commercialization Expenses expected to be incurred in connection with performance pursuant to the applicable Launch Plan and Budget.

5.7 Right to Engage Third Parties. The Lead Marketing Party may engage Third Parties to assist with the Commercialization of a Collaboration Product. The costs of engaging any such Third Party will be Allowable Commercialization Expenses to the extent that the engagement of the applicable Third Party is consistent with the Commercialization Plan and Budget.

5.8 Commercialization Efforts. Each Party shall use Diligent Efforts to carry out its obligations under the Commercialization Plan and Budget and the Launch Plan and Budget within the approved budgets and to cooperate with each other in carrying out the Commercialization Plan and Budget.

5.9 Advertising and Education; Trademarks.

(a) The Lead Marketing Party shall be responsible for developing or having developed advertising and education materials for Collaboration Products. The Parties shall jointly select trademarks for the Collaboration Product and shall jointly own all such trademarks. Neither Party may use any trademark for a Collaboration Product for any purpose other than Commercializing the Collaboration Product, except if such trademark is transferred to it pursuant to Section 13.2.

(b) If any written and visual promotion or educational materials for a Collaboration Product refer to or identify either of the Parties, Nuvelo and Archemix shall both be presented and described with equal prominence. All product labeling, documentary information, promotional material and oral presentations (where practical) regarding the detailing and promoting of Collaboration Products shall display the names and logos of both Parties with equal prominence. Any such materials that specifically refer to the Parties shall be

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subject to prompt prior review and comment by both Parties, such review and comment not to be unreasonably withheld or delayed.

(c) Notwithstanding the foregoing, subsections (a) and (b) above are subject to the requirements of applicable laws and regulations of each country in which such materials are presented or in which Collaboration Products are Commercialized.

5.10 Pricing Approvals and Product Distribution. The Lead Marketing Party shall obtain such Collaboration Products approvals as may be required and arrange for distribution of each Collaboration Product in each applicable country.

5.11 Product Recalls. In the event that any Regulatory Authority schedules an inspection, threatens or initiates any action to remove a Collaboration Product from the market, the party that receives such communication shall notify the other Party of such communication within one business day of receipt. If either Party believes that a recall of a Collaboration Product is necessary, such Party shall notify and consult with the other Party within 2 working days after its determination and both Parties shall cooperate to allow such recall to occur under the direction of the Lead Marketing Party. In the event of a dispute about whether to recall a Collaboration Product, such recall shall occur. The expenses of a Collaboration Product recall shall be an Allowable Expense shared by the Parties, except to the extent one Party is responsible for such expense pursuant to Article 15. For the purposes of this Section 5.11, “Recall” means: (a) any action by either Party, or any Affiliate or subsidiary of any Party, to recover title to or possession of a Collaboration Product sold or shipped to Third Parties; or (b) the failure by either Party to sell or ship a Collaboration Product to Third Parties that would have been subject to recall if it had been sold or shipped.

5.12 Sales and Inventory. The Lead Marketing Party shall be responsible for booking sales, stocking inventory for itself and its sublicensees, and collecting accounts receivable. Any cost incurred in such activities, including without limitation lost material or bad debt, may be recoverable as provided under Allowable Commercialization Expenses.

5.13 Product Profits and Loss. Nuvelo and Archemix shall share equally in Product Profit and Loss hereunder with respect to each Collaboration Product, as further provided in Section 8.5, until each Collaboration Product is permanently withdrawn and is no longer being sold anywhere.

5.14 Partnered Commercialization.

(a) If the Parties enter into Partnered Commercialization in accordance with Section 5.1 or Section 5.2, the responsibilities of the JSC shall include, without limitation: (i) identifying potential partners; (ii) designating one or more potential partners to engage in negotiations; and (iii) assigning one or both Parties with the responsibility of taking the lead in such negotiations. The Party leading the negotiations shall keep the other Party informed through the JSC regarding such activities and negotiations.

(b) Any Partnering Agreement must be approved by both Parties. The Parties recognize that a Partnering Agreement with a Third Party Partner for the Commercialization of a Collaboration Product will require the Parties to incur Partnering Costs, both in the identification

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of the Third Party contractors and during the contracting process, and possible ongoing activities thereafter. Such Partnering Costs shall be an element of Product Profit and Loss, and reimbursed accordingly.

5.15 Progress Report. On or before February 28 and August 30 of each year, commencing as of August 30, 2004, and ending on February 28 of the calendar year following the calendar year in which the Lead Marketing Party, its Affiliates or sublicensees first begins to market any product or service utilizing the Archemix Patents, the Lead Marketing Party shall provide a semi-annual progress report to the other Party, each report covering the 6 month period preceding the due date of the report. Thereafter, the Lead Marketing Party shall provide such reports on an annual basis covering the 12 month period preceding the due date of the report. Each report shall describe the progress made by the Lead Marketing Party, its Affiliates or sublicensees toward the commercial development of any Collaboration Compounds and Collaboration Products utilizing the Archemix Patents. Such report shall include, at a minimum, information reasonably sufficient to enable the other Party to determine that the Lead Marketing Party is using Diligent Efforts in the Commercialization of any Collaboration Compounds and Collaboration Products. With regard to any product or service utilizing the Archemix Patents, until such time as a Lead Marketing Party is designated for such product or service, on or before February 28 and August 30 of each year, commencing as of August 30, 2004, and ending upon the designation of a Lead Marketing Party, the JSC shall prepare a semi-annual progress report for the Parties, each report covering the 6 month period preceding the due date of the report. Each report shall describe the progress made toward the commercial development of any Collaboration Compounds and Collaboration Products utilizing the Archemix Patents. Such report shall include, at a minimum, information reasonably sufficient to enable the Parties to determine whether they are using Diligent Efforts in the Commercialization of any Collaboration Compounds and Collaboration Products.

6.	MANUFACTURING AND SUPPLY

6.1 Lead Manufacturing Party. “Lead Manufacturing Party” means: (a) the Lead Development Party with respect to the manufacture of preclinical and clinical materials for a Collaboration Compound; and (b) the Lead Marketing Party with respect to the commercial manufacture of a Collaboration Product.

6.2 Clinical Materials. The Parties acknowledge that Archemix has contracted with a Third Party for the manufacture of preclinical and clinical materials for the Development Compound. Within 90 days after the Effective Date, the JSC shall evaluate the current Third Party manufacturer of the Development Compound and decide whether the Parties should replace the Third Party manufacturer. If the JSC decides that the current Third Party Manufacturer should be replaced, the Lead Manufacturing Party shall identify the major issues in the decision, the anticipated requirements for Collaboration Compound manufacture, and the leading Third Party candidates for supply. In the event that the JSC replaces the current Third Party manufacturer, any costs incurred as a result of terminating the contract with the Third Party manufacturer and negotiating a different supply agreement with the new Third Party manufacturer shall be considered Research Costs and Development Costs for purposes of Article 4. The JSC shall determine whether and from whom to solicit competitive bids for pre-clinical and clinical supply. The Lead Manufacturing Party shall be responsible for negotiating a

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separate supply agreement with the JSC approved Third Party Manufacturer for preclinical and clinical supply of any Collaboration Compound, subject, however, to final approval by the JSC. Such supply agreement shall be executed by both Parties as well as the Third Party Manufacturer.

6.3 Commercial Supply. At any time after the Effective Date but before the Commencement of the first Phase 3 Trial in connection with any Collaboration Product, the JSC shall determine which Third Party entity shall be selected as the commercial manufacturer of the Collaboration Product. The Lead Marketing Party shall identify the major issues in the decision, the anticipated requirements for Product manufacture, and the leading Third Party candidates for supply. The JSC shall determine whether and from whom to solicit competitive bids for commercial supply. The Lead Marketing Party shall be responsible for negotiating a separate supply agreement for commercial supply with the JSC approved Third Party Manufacturer, subject, however, to final approval by the JSC. Such supply agreement shall be executed by both Parties as well as the Third Party Manufacturer.

6.4 Manufacturing Approvals. Under the supervision of the JSC, the Parties shall use Diligent Efforts to make necessary filings to obtain, or to cause the then current Third Party manufacturer of Collaboration Products to make necessary filings to obtain, Regulatory Approval for the manufacture of Collaboration Compounds and Collaboration Products as part of the approval of a Drug Approval Application for each Collaboration Product. Such filings shall include the filing and maintenance of a DMF in the United States and the equivalent thereof in the other countries of the world in which the parties seek Regulatory Approval of Collaboration Products.

6.5 Specifications. The Parties agree that the manufacture of Collaboration Compounds and Collaboration Products must be in full compliance with all aspects of then current GMPs. The Lead Manufacturing Party, initially, and thereafter the Third Party manufacturer shall prepare and submit to the JSC for its approval the specifications, including any necessary documentation, certificates of analysis and test results, for the Collaboration Compounds and Collaboration Products to be manufactured by it under this Article 6. Changes in Specifications shall be made only upon the approval by the JSC.

6.6 Other Supply. Neither Party shall supply Collaboration Compounds or Collaboration Products to any Third Party for any Third Party use without the prior consent of the other Party, except to the extent necessary to perform Research, Development or Commercialization activities under this Agreement. In addition, neither Party shall license any Third Party to make or have made Collaboration Compounds or Collaboration Products, except with the approval of the JSC.

7.	LICENSES AND RELATED RIGHTS

7.1 License to Archemix. Subject to the terms of this Agreement, Nuvelo grants to Archemix a worldwide, co-exclusive (with Nuvelo) license, without the right to grant sublicenses except as necessary to enable Archemix to carry out its activities under this Agreement that Archemix is hereafter authorized by the JSC to conduct via a Third Party, under the Nuvelo IP,

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to make, have made, import and use Collaboration Compounds and Collaboration Products in the Field solely for the purpose of performing Archemix’s responsibilities under this Agreement.

7.2 Licenses to Nuvelo. Subject to the terms of this Agreement, Archemix grants to Nuvelo a worldwide, co-exclusive (with Archemix) license, without the right to grant sublicenses except as necessary to enable Nuvelo to carry out its activities under this Agreement that Nuvelo is hereafter authorized by the JSC to conduct via a Third Party, under the Archemix IP, to make, have made, import and use Collaboration Compounds and Collaboration Products in the Field solely for the purpose of performing Nuvelo’s responsibilities under this Agreement.

7.3 Commercialization License. If the JSC or the Parties subject to Article 5 determine to Commercialize a Collaboration Product through Direct Commercialization, the Party which is not the Lead Marketing Party grants to the Lead Marketing Party an exclusive, worldwide license (which exclusive license shall automatically become a co-exclusive license with the Party which is not the Lead Marketing Party upon agreement on the terms of a co-promotion arrangement in accordance with Section 5.3) under the licensing Party’s IP to make, have made, use, sell, offer for sale and import such Collaboration Product within the Field, in all cases subject to the terms of this Agreement and the Commercialization Plan and Budget approved by the JSC. The Lead Marketing Party may grant sublicenses under such rights only with the prior unanimous approval of the JSC. In the event of a disagreement as to the grant of sublicenses, the dispute resolution mechanism outlined in Article 16 shall be used to resolve the dispute.

7.4 License Grant upon Termination of the Collaboration. The license grant between the Parties upon termination of the Collaboration shall be governed under Section 13.2(b) of this Agreement.

7.5 License Limitations.

(a) Nuvelo hereby covenants that it will not practice any Archemix IP, or use, make, have made, import, sell, have sold, or offer for sale any Collaboration Compound or Collaboration Product for a purpose other than that expressly permitted in Section 7.2 or 7.3 during the Collaboration.

(b) Archemix hereby covenants that it will not practice any Nuvelo IP, or use, make, have made, import, sell, have sold, or offer for sale any Collaboration Compound or Collaboration Product for a purpose other than that expressly permitted in Section 7.1 or 7.3 during the Collaboration.

(c) The foregoing notwithstanding, Archemix does not grant to Nuvelo a license to the SELEX Technology and Nuvelo hereby covenants that it will not practice any SELEX Technology Controlled by Archemix without first obtaining a license from Archemix to practice it.

7.6 Exclusivity.

(a) During the Term. During the term of the Collaboration, neither Party or its Affiliates shall, except to conduct obligations under the Research Plan and Budget or

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Development Plan and Budget that the Parties have been authorized by the JSC to conduct via a Third Party or to Commercialize Collaboration Products in accordance with Article 5: (i) discover or engage in the research, development, manufacture, importation or commercialization of any Collaboration Product or Collaboration Compound with a Third Party or on its own; (ii) acquire from any Third Party the right to research, develop, manufacture, import or commercialize any Collaboration Compound or Collaboration Product outside the Field; (iii) independently or with a Third Party perform research activities specifically designed to identify and characterize any compound with a therapeutically useful level of anti-thrombin activity for use within the Field; (iv) perform research, development, manufacture, importation or commercialization upon any human thrombin inhibitor for use within the Field; or (v) license or otherwise enable any Third Party to perform any of the activities set forth in subsections (i) through (iv) above.

(b) After Termination. Upon the termination of the Collaboration and for a period of 1 year thereafter, except pursuant to the rights, obligations and licenses that survive termination of the Collaboration (specifically including the licenses and other rights granted in Section 13.2), the breaching Party under Section 13.1(a) and the terminating Party under Section 13.1(b) shall not: (i) independently or with a Third Party perform research activities specifically designed to identify and characterize any compound with a therapeutically useful level of anti-thrombin activity for use within the Field; (ii) perform research, development, manufacture, importation or commercialization upon any human thrombin inhibitor for use within the Field; or (iii) license or otherwise enable any Third Party to perform any of the activities set forth in subsections (i) and (ii) above.

(c) Aptamers Outside the Collaboration. During the term of the Collaboration, Archemix may, in its sole discretion, present to the JSC any Aptamer that has a therapeutic level of anti-thrombin activity that is discovered by Archemix outside the Collaboration, and the JSC shall determine whether such Aptamer shall be deemed a Backup Compound within 60 days of such presentation, whereupon the provisions of this Agreement shall apply to such Aptamer as if such Aptamer resulted from Research under the Collaboration.

7.7 Third Party License Obligations. The JSC shall be responsible for evaluating whether and when to enter into licensing agreements with Third Parties during the Collaboration. To the extent that any license fee, royalty or other payment obligation accrues under any license agreement between Nuvelo or Archemix and a Third Party that is needed for the manufacture, use, sale or importation of a Collaboration Compound or Collaboration Product, responsibility for such payments shall be shared equally by the Parties. In the event that the JSC elects not to enter into a license and such decision results in an enforcement action being brought against one or both of the Parties, any costs and liabilities that arise shall be shared equally by the Parties.

7.8 Third Party Royalties. Archemix warrants that the only Third Party royalty obligation that exists as of the Effective Date with respect to the Archemix IP licensed to Nuvelo under this Agreement is set forth in the ULEHI Agreement. The royalty obligation set forth in this Section 7.8 shall be referred to as the “Third Party Royalty”.

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7.9 Sharing of Data.

(a) During the Collaboration, both Parties shall have the right to access all Archemix Information and Nuvelo Information as it is generated.

(b) The Parties’ access to Archemix Information and Nuvelo Information after the termination of the Collaboration shall be governed by Section 13.2(a).

8.	COMPENSATION

8.1 Upfront Payment. Nuvelo shall pay to Archemix $3,000,000 within 10 days after the Effective Date by wire transfer of immediately available funds.

8.2 Phase 2 Milestone Payment. Subject to the terms and conditions of this Agreement, Nuvelo shall pay to Archemix $10,000,000 within 10 days after the achievement of the Phase 2 Milestone.

8.3 Development Costs and Research Costs. Pursuant to Section 4.9(b), Nuvelo shall be responsible for the first $4,000,000 of combined Research Costs and Development Costs, inclusive of the payments to be made under Section 4.9(c).

8.4 Backup Compound Reimbursement. Within 30 days after the JSC’s designation of any Backup Compound as a Development Compound pursuant to Section 4.5, Nuvelo shall pay to Archemix $1,000,000.

8.5 Product Profit and Loss Allocation. The Parties shall share equally all Product Profit and Loss.

(a) Reporting and Reconciliation.

(i) Within 30 days after the end of each calendar quarter following the first receipt of revenues under this Agreement (which may be either from Net Sales or Licensing Revenue), each Party shall report to the other Party its revenues from such sources and its individual Allowable Commercialization Expenses (with appropriate supporting information) involved in the computation of Product Profit and Loss and accrued during such quarter with respect to each such Collaboration Product. Such report shall present the computation of Product Profit and Loss on a: (i) cash basis of accounting; and (ii) an accrual basis of accounting. Within 20 days after receipt of such reports, the Lead Marketing Party or Partnering Party, as the case may be, shall prepare and submit to the other Party a statement of quarterly Product Profit and Loss, in substantially the form attached as Exhibit B, which shall include a calculation of the equalization payment which is necessary to cause each Party’s participation in the Product Profit and Loss for such quarter on a cash basis to be the same (the “Financial Statement”). The reports and equalization payments for the fourth quarter of the fiscal year may include reconciliations and year-end adjustments with respect to previous quarters. All payments required by this Section 8.5(a) shall be made within 10 days after the submittal of the Financial Statement. Either Party may audit, in accordance with the procedures set forth in Article 9, the accuracy of the other Party’s submissions pursuant to this Section 8.5(a).

(ii) By way of example, on a cash basis, if during a particular quarter the Lead Marketing Party realized revenues from Collaboration Products of $100 million and

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incurred Allowable Commercialization Expenses of $30 million, and the other Party realized no revenues from Collaboration Products and incurred Allowable Commercialization Expenses of $10 million, then the Equalization Payment for such quarter would be a payment by the Lead Marketing Party to the other Party in the amount of $40 million. For purposes of clarity, the example set forth in this Section 8.5(a)(ii) is calculated on a cash basis of accounting.

8.6 Payment Method. All payments due under this Agreement to either Party shall be made by bank wire transfer in immediately available funds to an account designated by the receiving Party. All payments hereunder shall be made in U.S. dollars from the United States.

8.7 Taxes. Each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the paying Party will: (a) deduct those taxes from the remittable payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to the receiving Party within 30 days following that tax payment.

9. RECORDS; AUDITS. Both Parties shall keep complete, true and accurate books of accounts and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. If any errors that favor the inspected Party are discovered in the course of such inspection, then within 30 days after its receipt of the inspection report, the inspected Party shall pay the inspecting Party those amounts (plus interest equal to the Prime Lending Rate as published in the Wall Street Journal on the day preceding the inspection plus two hundred (200) basis points; provided, however, that in no event shall such rate exceed the maximum annual interest rate permitted under applicable law) that the inspecting Party would have received in the absence of such errors. Inspections conducted under this Article 9 shall be at the expense of the inspecting Party, unless a variation or error that favors the inspected Party exceeding 5% of the amount stated for any year covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by the inspected Party.

10.	INFORMATION, INVENTIONS AND INTELLECTUAL PROPERTY

10.1 Ownership.

(a) Sole Inventions and Joint Inventions. All Sole Inventions shall be the property of the sole inventing Party. All Joint Inventions shall be jointly owned by the Parties. Each Party’s rights and interests to Sole Inventions and Joint Inventions shall be the same as provided with respect to Patents under United States law, and in particular, either Party may exploit or grant licenses under the Joint Inventions without a duty of accounting to the other Party, except as otherwise expressly specified in this Agreement.

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(b) Inventions Relating to SELEX Technology. The SELEX Inventions shall be the property of Archemix. Nuvelo shall and hereby does assign to Archemix all of Nuvelo’s right, title and interest in and to all SELEX Inventions.

(c) Know-How. Ownership of any Collaboration Know-How shall be determined by treating such Know-How as if it were a Sole, Joint or SELEX Invention, as appropriate under the circumstances and in accordance with the terms and conditions of this Agreement. Archemix shall Control the Archemix Know-How, and any Patent claiming Archemix Know-How shall be deemed to be an Archemix Patent. Nuvelo shall Control the Nuvelo Know-How, and any Patent claiming the Nuvelo Know-How shall be deemed to be a Nuvelo Patent.

(d) Further Acts. Each Party shall perform such additional actions necessary to affect the intent of this Section 10.1, and shall reasonably cooperate with the other Party in doing so.

10.2 Disclosure. Each Party shall submit a written report to the JSC within 30 days after the end of each quarter describing any Sole Invention, SELEX Invention, or Joint Invention arising during the prior quarter in the course of the Collaboration, which it believes may be patentable.

10.3 Patent Prosecution and Maintenance.

(a) Sole Inventions. The Party owning a Sole Invention shall have the right but not the obligation to file, prosecute and maintain any Patent thereon. Such Party shall control the prosecution and bear the costs of any such activities undertaken by itself or its agents with respect to a Sole Invention. If a Party elects not to file, prosecute or maintain any Patent in any country that claims a Sole Invention, then such Party shall notify the other Party of such election promptly in writing, but in any event at least 45 days before the next required filing deadline, in order to maintain the availability of Patent protection for the Sole Invention. If after receiving any such notice, the other Party responds with written notice that it wishes to take responsibility for such Patent in such country for the Sole Invention, then the Party that decided not to pursue such patent application or Patent shall: (i) promptly provide the other Party with all pertinent files, correspondence, records, information and other documents relating thereto in its possession or control; and (ii) take all other actions reasonably necessary to transfer to the other Party (or its designee) the right, power and authority to file, prosecute and maintain such Patent in such country. If such other Party assumes the filing, prosecution and maintenance of any Patent in any country pursuant to this Section 10.3(a), it shall be responsible for all expenses incurred in connection with such activities.

(b) Joint Inventions. After receiving the disclosure of inventions from the Parties pursuant to Section 10.2, the JSC shall decide whether to file a patent application for a Joint Invention and, if so, which Party shall be responsible for the filing, prosecution and maintenance of any Patent claiming the Joint Invention. Such responsible Party shall provide the other Party with: (i) drafts of any new patent application that covers such Joint Invention before filing that application, allowing reasonable time for review and comment by the other Party; and (ii) copies of all correspondence from any and all Patent offices concerning any Patents claiming

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the Joint Invention and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such Patent offices. If the JSC decides that a patent application on a Joint Invention shall be filed but cannot agree on which Party shall be responsible for the filing, prosecution and maintenance of that Patent, Archemix shall be the responsible Party unless the Collaboration is terminated by Nuvelo in accordance with Section 13.1(a) or by Archemix in accordance with Section 13.1(b), in which case Nuvelo shall be the responsible Party. If the JSC decides that a patent application on a Joint Invention shall not be filed such invention shall be considered Know-How jointly-owned by the Parties. If the JSC cannot agree on whether a patent application shall be filed on a Joint Invention, either Party may file a patent application on the Joint Invention with the written consent of the other Party.

(c) SELEX Inventions. Archemix shall have the sole right but not the obligation to file, prosecute and maintain Patents on SELEX Inventions at its own expense.

(d) Archemix Patents. Archemix shall have the sole right but not the obligation to file, prosecute and maintain Archemix Patents at its own expense. If Archemix elects not to file, prosecute or maintain any ARC 183 Patents in any country, then Archemix shall notify Nuvelo of such election promptly in writing, but in any event at least 45 days before the next required filing deadline, in order to maintain the availability of Patent protection for the invention(s) claimed in the applicable ARC 183 Patents in the Field. If after receiving any such notice, Nuvelo notifies Archemix in writing that it wishes to take responsibility for the ARC 183 Patents in such country, then Archemix shall: (i) promptly provide Nuvelo with all pertinent files, correspondence, records, information and other documents relating thereto in its possession or control; and (ii) take all other actions reasonably necessary to transfer to Nuvelo (or its designee) the right, power and authority to file, prosecute and maintain such ARC 183 Patents in such country. If Nuvelo assumes the filing, prosecution and maintenance of any ARC 183 Patents in any country pursuant to this Section 10.3(d), the Parties shall share equally all expenses incurred in connection with such activities. Archemix shall assist Nuvelo in connection with the prosecution and maintenance of the applicable ARC 183 Patents. Archemix shall be responsible for assisting Nuvelo in such activities as may be necessary to comply with the terms of the Gilead Agreement. If, after receiving notice from Archemix under this Section 10.3(d), Nuvelo decides not to file, prosecute or maintain any ARC 183 Patents, Nuvelo will notify Archemix thereof promptly in writing and Archemix shall take such actions as are necessary to comply with the terms of the Gilead Agreement, the URC Agreement and the ULEHI Agreement, as applicable. If, after receiving notice from Archemix under this Section 10.3(d), Nuvelo assumes the filing, prosecution and maintenance of any ARC 183 Patents in any country pursuant to this Section 10.3(d) and then later decides not to file, prosecute or maintain any such ARC 183 Patents, then Nuvelo shall: (i) notify Archemix of such election promptly in writing, but in any event at least 45 days before the next required filing deadline, in order to maintain the availability of Patent protection for the invention(s) claimed in the applicable ARC 183 Patents in the Field; (ii) promptly provide Archemix with all pertinent files, correspondence, records, information and other documents relating thereto in its possession or control; and (iii) take all other actions reasonably necessary to transfer to Archemix (or its designee) the right, power and authority to file, prosecute and maintain such ARC 183 Patents in such country

(e) Nuvelo Patents. Nuvelo shall have the sole right but not the obligation to file, prosecute and maintain Nuvelo Patents at its own expense.

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(f) Patent Costs and Budget. All costs incurred during the Collaboration in relation to the filing, prosecution and maintenance of patent applications and Patents claiming Joint Inventions, and Collaboration Patents specifically claiming the composition of matter, method of making or method of using any Collaboration Compound or Collaboration Product, shall be referred to herein as “Patent Costs”. The Patent Costs incurred during any calendar year shall not exceed an annual budget determined by the JSC.

10.4 Enforcement of Patent Rights.

(a) Notice. If a Third Party is apparently infringing a Patent under the Archemix Patents or the Nuvelo Patents, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail.

(b) Enforcement During Collaboration.

(i) Sole Inventions. Each Party shall have the right, but not the obligation, to enforce any Patent that claims a Sole Invention owned by it in accordance with the terms of this Agreement against an act of infringement and to settle any action brought relating to such infringement, at its cost and expense. Such Party may grant a license to a Patent claiming a Sole Invention in conjunction with such a settlement, except that no license shall be granted with respect to the manufacture, use or sale of any Collaboration Compound or any Collaboration Product without the consent of the other Party. If a Party entitled to do so elects not to enforce any Patent in any country that claims a Sole Invention, then that Party shall notify the other Party of the election promptly in writing. If the alleged infringement of the Third Party is or may reasonably be competing with the interests of the Collaboration, then after receiving notice thereof, the other Party may elect to enforce any Patent claiming a Sole Invention against the Third Party, in which case the other Party may join the first Party as a co-plaintiff, if necessary. All costs incurred in association with any enforcement action where the alleged infringement of the Third Party is or may reasonably be competing with the interests of the Collaboration, shall be considered Research Costs, Development Costs or Allowable Commercialization Expenses, as the case may be, but regardless of designation shall be shared equally by the Parties. All proceeds associated with the enforcement of an action where the alleged infringement of the Third Party is or may reasonably be competing with the interests of the Collaboration, shall also be shared equally by the Parties. For any other action, all costs and proceeds of the action shall be borne solely by the Party brining the action.

(ii) Joint Inventions. With respect to the suspected infringement of a Patent that claims a Joint Invention, the JSC shall determine how to best control the enforcement of such infringement. If either Party brings an action or proceeding in accordance with this Section 10.4(b)(ii), the other Party agrees to be joined as a Party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. All costs, liabilities and proceeds associated with the enforcement of a given claim pursuant to this Section 10.4(b)(ii) with respect to a Collaboration Compound or Collaboration Product shall be shared equally by the Parties. No settlement or consent judgment or other voluntary final disposition of a suit regarding a jointly-owned Patent may be entered into without the joint written consent of Nuvelo and Archemix.

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(iii) Archemix Patents. Archemix shall have the right, but not the obligation, to enforce any Archemix Patent directly related to or otherwise having claims covering ARC 183, including, but not limited to, method of discovery, composition of matter, use or method of manufacture or ARC 183. Should Archemix elect not to exercise its right to enforce such an Archemix Patent in the Field, Nuvelo shall then be entitled to enforce the applicable Archemix Patent in the Field with the written consent of Archemix, except that Archemix’s consent shall not be necessary for Nuvelo to enforce the ARC 183 Patents. No settlement or consent judgment or other voluntary final disposition of a suit brought by Nuvelo regarding an Archemix Patent may be entered into without the written consent of Archemix. Archemix shall notify Nuvelo of its intention to either exercise or decline the rights afforded to it under this Section 10.4(b)(iii) by written notice no later than 60 days after receiving notice of any claim of potential infringement. All costs, liabilities and proceeds associated with the enforcement, defense or settlement of a given claim pursuant to this Section 10.4(b)(iii) shall be shared equally by the Parties.

(iv) If both Nuvelo and Archemix fail to exercise their rights to bring an action or proceeding to so enforce an Archemix Patent in the Field within a period of one hundred twenty (120) days after receipt of written notice of infringement of such Archemix Patent, then Gilead shall have the right to bring and control any such action by counsel of its own choice and at its own expense. In such an event, Gilead shall have the right to extend the right to participate in and control, as applicable, any such action to its Affiliates and sublicensees, as Gilead in its sole discretion deems necessary to satisfy its obligations to its Affiliates and sublicensees. If any such action or proceeding is brought by an Interested Party hereunder, the other Interested Parties agree to be joined as necessary as party plaintiffs and to give the Interested Party bringing suit reasonable assistance and authority to control, file and prosecute the suit as necessary, at the sole expense of the Interested Party bringing suit. The costs and expenses of the Interested Party bringing suit under this Section 10.4(b)(iv) (including the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Interested Parties, and any remaining damages shall be paid to the Interested Party that controlled such action. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.4(b)(iv) relating to an Archemix Patent brought by an Interested Party may be entered into without the consent of the other Interested Parties.

(v) SELEX Inventions. Archemix shall have the sole right but not the obligation to enforce Patents on SELEX Inventions.

(vi) Nuvelo Patents. Nuvelo shall have the sole right but not the obligation to enforce Nuvelo Patents.

(c) Subordination. For clarity, the Parties agree that the rights of each Party to enforce claims of infringement with respect to a Collaboration Compound or Collaboration Product may be made subordinate to a subsequent Partnering Agreement if such Collaboration Compound or Collaboration Product is commercialized by Partnered Commercialization.

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10.5 Defense of Third Party Claims.

(a) If a Third Party asserts that a Patent or other right owned by it is infringed or misappropriated by the manufacture, import, use, sale or offer for sale of any Collaboration Compound or Collaboration Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party and Gilead with notice of such claim and the related facts in reasonable detail. The JSC shall determine how to best control the defense of any such claim and the Parties shall enter into a subsequent agreement governing such defense. If the Parties are conducting the defense in a manner specified by the JSC or provided for in a joint agreement entered into at the time, then all costs, liabilities and proceeds associated with the defense of a given claim with respect to a Development Compound or Product shall be shared equally by the Parties, but neither Party shall enter into a settlement agreement with such Third Party without the written consent of the other Party.

(b) If the JSC does not agree on how to control the defense of any such claim, then each Party shall have the right to defend itself with respect to such claims. In this case, each Party shall bear all costs incurred by it in association with such defense. Any final settlement or damage awards that shall be paid to such Third Party shall be borne equally by the Parties.

(c) Notwithstanding anything to the contrary above, the following shall apply. The Interested Parties shall have the right, at their sole discretion, to participate in any action under this Section 10.5 and to be represented by counsel of their own choice and at their own expense. The Party or Parties designated by the JSC shall control the process to resolve any such assertion of infringement. The matter shall be deemed resolved if the controlling Party or Parties obtain: (i) a license permitting the manufacture, use, import, offer for sale and sale of the Collaboration Compound or Collaboration Product on a royalty-free basis (ii) a legally binding statement or representation from the Third Party that: (A) no action will be taken against the Interested Party or Parties, their Affiliates or their sublicensees, or (B) that the patent or other right is not infringed by the Collaboration Compound or Collaboration Product; or (iii) a final judgment by a court of competent jurisdiction from which no appeal has or can be taken that the Third Party’s patent(s) alleged to be infringed is invalid, or the Third Party’s patent(s) or other right(s) are unenforceable or not infringed by the Collaboration Compound or Collaboration Product. If the matter is not resolved and an infringement action is filed, the Party or Parties designated by the JSC shall have the primary right to defend any such claim. The Interested Parties shall have the right, but not the obligation, to participate in any such suit at their sole option and at their own expense. Each Interested Party shall reasonably cooperate with the Interested Parties conducting the defense of the claim. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.5(c) relating to a Collaboration Compound or Collaboration Product brought by an Interested Party may be entered into without the consent of the other Interested Parties.

11.	CONFIDENTIALITY

11.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement that it is marked or otherwise identified as “confidential” or “proprietary” shall be “Confidential Information” of the disclosing Party. Confidential Information also includes all Information developed by either Party in carrying out

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this Agreement and disclosed to the other Party, or disclosed by either Party under the pre-existing confidentiality and non-use agreement between the Parties, which agreement shall be superceded by the signing of this Agreement. The Parties agree that during the Term, and for a period of five (5) years thereafter, a Party receiving Confidential Information of the other Party will: (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value; (ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except for disclosures made to any Third Party pursuant to arrangements approved by the JSC under confidentiality obligations at least as protective as contained herein; and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

11.2 Exceptions. The obligations in Section 11.1 shall not apply to Information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after the Confidential Information is disclosed to the receiving Party hereunder;

(b) Was known to the receiving Party, without obligation to keep it confidential, before disclosure of the Confidential Information by the disclosing Party;

(c) Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential;

(d) Has been published by a Third Party; or

(e) Has been independently developed by the receiving Party without the aid, application or use of the Confidential Information.

11.3 Authorized Disclosure.

(a) A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(i) Filing or prosecuting Patents;

(ii) Regulatory Filings;

(iii) Prosecuting or defending litigation;

(iv) Complying with applicable governmental regulations; and

(v) Disclosure, in connection with the performance of this Agreement, to Affiliates and actual or prospective licensees, sublicensees, contractors, research collaborators, employees, consultants, or agents, each of whom before disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11. The Lead Marketing Party and its sublicensees may also disclose publicly clinical data for use in connection with the marketing of Collaboration Products in accordance with the customary practice of the pharmaceutical industry.

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(b) The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party, pursuant to a binding contractual obligation similar to, but in no event more lenient than, the terms of confidentiality contained herein, to investment bankers, investors, and potential investors, lenders and potential lenders and other sources and other potential sources of financing, licensees and potential licensees, acquirer or merger partners and potential acquirer or merger partners and Gilead Sciences, Inc. and University License Equity Holdings, Inc.. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by law or regulation. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, which comments shall be reasonably considered by the filing Party.

11.4 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be made pursuant to a press release approved by the Parties. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall also be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

11.5 Publications. During the term of the Collaboration, neither Party shall publish or present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party. Subject to Section 11.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Collaboration Compound or Collaboration Product at least 30 days before its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JSC will review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party, which is subject to Section 11.1, without the other Party’s written consent. Nothing contained in this Section 11.5 shall prohibit the inclusion of information necessary for a patent application, so long as the nonfiling Party is given a reasonable opportunity to review and comment on the information to be included before submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation or advertising or promotional materials used during commercialization in order to permit the filing of a patent application shall be referred to the JSC. Following termination of the Collaboration, a Party that continues to develop or commercialize a Product as an Archemix Product or Nuvelo Product, as the case may be, may publish results of studies of such Product without prior consultation with the other Party.

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12. TERM. Subject to Article 13, the term during which this Agreement is in effect (the “Term”) commences on the Effective Date and expires at such time as neither Party has any outstanding obligations under this Agreement.

13.	TERMINATION OF COLLABORATION.

13.1 Collaboration Termination.

(a) Termination for Material Breach. Either Party may terminate the Collaboration, and also this Agreement, if the other Party has materially breached or defaulted in the performance of its obligations under this Agreement or failed to use Diligent Efforts in the performance of its obligations under this Agreement, and the non-breaching Party has provided written notice to the other Party specifying the basis for the termination. For a failure to make a payment set forth in Article 8, the allegedly breaching Party shall have 10 days to cure such breach. For all breaches other than a failure to make a payment set forth in Article 8, the allegedly breaching Party shall have 60 days to either cure such breach or, if cure cannot be reasonably effected within such 60 day period, to deliver to the other Party a plan for curing such breach that is reasonably sufficient to effect a cure within the next 30 days. If the breaching Party does not cure the breach before the expiration of 90 days after receipt of the written notice specifying the basis for termination, the Agreement shall terminate upon the expiration of the 90 day period. If the Parties cannot agree as to whether a breach exists, the dispute shall be resolved pursuant to Article 16, and no termination shall be effective until the matter is so resolved.

(b) Voluntary Termination Other Than for Material Breach. For reasons other than the other Party’s material breach of its obligations under this Agreement, either Party may terminate the Collaboration on a Product by Product basis, or terminate the Agreement, in its discretion upon 60 days’ prior written notice to the other Party.

13.2 Effect of Collaboration Termination.

(a) Development of Products.

(i) Nuvelo Product. If the Collaboration is terminated by Nuvelo for Archemix’s material breach under this Agreement pursuant to Section 13.1(a), or by Archemix pursuant to Section 13.1(b) (voluntary termination), upon the effective date of such termination, any Collaboration Product then under Development or being Commercialized shall cease to be a Collaboration Product and will automatically become a “Nuvelo Product.” Promptly after the effective date of such termination: (1) Archemix shall assign to Nuvelo all of Archemix’s right, title and interest in and to the Archemix Information (excluding its right, title and interest in and to Collaboration Patents and Collaboration Know-How), Regulatory Documentation, Regulatory Filings and Regulatory Approvals, for such Nuvelo Product and any trademarks for such Product; (2) Archemix shall provide Nuvelo with at least two (2) accurate and legible copies (including both paper and electronic copies, where available) of all Archemix Information related to any Nuvelo Product; (3) upon Nuvelo’s written request and to the extent Archemix has the right to do so, Archemix shall assign to Nuvelo all agreements with Third Parties that are specific for such Nuvelo Product; and (4) Archemix shall no longer have access to future Nuvelo

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Information that is solely related to such Nuvelo Product. Nuvelo shall be free to develop and commercialize such Nuvelo Product and to collaborate with any Third Parties on such endeavors.

(ii) Archemix Product. If the Collaboration is terminated by Archemix for Nuvelo’s material breach under this Agreement pursuant to Section 13.1(a), or by Nuvelo or the Parties jointly pursuant to Section 13.1(b) (voluntary termination), upon the effective date of such termination, any Collaboration Product then under Development or being Commercialized shall cease to be a Collaboration Product and will automatically become an “Archemix Product.” Promptly after the effective date of such termination: (1) Nuvelo shall assign to Archemix all of Nuvelo’s right, title and interest in and to the Nuvelo Information (excluding its right, title and interest in and to Collaboration Patents and Collaboration Know-How), Regulatory Documentation, Regulatory Filings and Regulatory Approvals, for such Archemix Product and any trademarks for such Product; (2) Nuvelo shall provide Archemix with at least two (2) accurate and legible copies (including both paper and electronic copies, where available) of all Nuvelo Information related to any Archemix Product; (3) upon Archemix’s written request and to the extent Nuvelo has the right to do so, Nuvelo shall assign to Archemix all agreements with Third Parties that are specific for such Archemix Product; and (4) Nuvelo shall no longer have access to future Archemix Information that is solely related to such Archemix Product. Archemix shall be free to develop and commercialize such Archemix Product and to collaborate with any Third Parties on such endeavors.

(iii) Backup Compounds.

(1) If the Collaboration is terminated by Nuvelo pursuant to Section 13.1(b) or by Archemix pursuant to Section 13.1(a), then Archemix shall:

a. acquire all right, title and interest in any Collaboration Compounds, and Nuvelo’s right, title and interest in any such Collaboration Compounds shall terminate; and

b. have no obligation to continue any research or development program then ongoing to identify further Collaboration Compounds.

(2) If the Collaboration is terminated by Archemix pursuant to Section 13.1(b) or by Nuvelo pursuant to Section 13.1(a), then any Collaboration Compounds shall be deemed Nuvelo Product for the purposes of this Article 13. Any compound arising from Research under the Collaboration meeting the JSC criteria for a Backup Compound also shall be deemed to be a Nuvelo Product.

(b) Licenses to Archemix Products and Nuvelo Products

(i) License to Archemix. Subject to the terms of this Agreement and to the extent it has the right to do so, Nuvelo hereby grants to Archemix a worldwide, exclusive license, with the right to grant sublicenses, under the Nuvelo IP, to use, make, have made, import, sell, have sold and offer for sale Archemix Products for all uses within the Field.

(ii) Licenses to Nuvelo. Subject to the terms of this Agreement and to the extent it has the right to do so, Archemix hereby grants to Nuvelo a worldwide, exclusive

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license, with the right to grant sublicenses, under the Archemix IP, to use, make, have made, import, sell, have sold and offer for sale Nuvelo Products for all uses within the Field.

(c) Royalties and Payments on Nuvelo Products and Archemix Products.

(i) Royalty Rate and Payments When Termination Before Phase 2 Milestone Achieved. If the Collaboration is terminated before the achievement of the Phase 2 Milestone, then:

(1) with respect to any Nuvelo Product, Nuvelo shall have no royalty obligations to Archemix but shall be solely responsible for the Third Party Royalty and any royalties or other ongoing financial obligations resulting from the Parties’ licensing or obtaining rights from Third Parties during the Term that are necessary to develop, make, have made, use, sell or offer for sale or import a Nuvelo Product; and

(2) with respect to any Archemix Product, Archemix shall have no royalty obligations to Nuvelo but shall be solely responsible for any royalties or other ongoing financial obligations resulting from the Parties’ licensing or obtaining rights from Third Parties during the Term that are necessary to develop, make, have made, use, sell or offer for sale or import an Archemix Product.

(ii) Royalty Rate When Termination after Phase 2 Milestone Achievement. If the Collaboration is terminated after the achievement of the Phase 2 Milestone, then:

(1) with respect to Nuvelo Products, Nuvelo (a) shall pay to Archemix (i) a royalty equal to 6% of the Net Sales of such Nuvelo Products (but if sales are made by a licensee or sublicensee, the royalty obligation on such sublicensee sales shall not exceed 50% of the royalty that is due to Nuvelo from such licensee or sublicensee for any Royalty Period as defined in Section 13.2(c)(iv) below), and (ii) twenty percent (20%) of any amount other than royalty received by Nuvelo which would be Licensing Revenue if received under a Partnering Agreement; and (b) shall be solely responsible for the Third Party Royalty and any royalties or other ongoing financial obligations resulting from the Parties’ licensing or obtaining rights from Third Parties during the Term that are necessary to develop, make, have made, use, sell or offer for sale or import a Nuvelo Product; and

(2) with respect to Archemix Products, Archemix (a) shall pay to Nuvelo (i) a royalty equal to 6% of the Net Sales of such Archemix Products (but if sales are made by a licensee or sublicensee, the royalty obligation on such sublicensee sales shall not exceed 50% of the royalty that is due to Archemix from such sublicensee for any Royalty Period as defined in Section 13.2(c)(iv) below), and (ii) twenty percent (20%) of any amount other than royalty received by Archemix which would be Licensing Revenue if received under a Partnering Agreement; and (b) shall be solely responsible for the Third Party Royalty and any royalties or other ongoing financial obligations resulting from the Parties’ licensing or obtaining rights from Third Parties during the Term that are necessary to develop, make, have made, use, sell or offer for sale or import an Archemix Product.

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(iii) Royalty Adjustment. The royalty amounts set forth above shall be reduced by 50% on a country-by-country basis at any such time that there is no Patent in effect that is owned or Controlled by the royalty-paying Party or its sublicensee or licensed to it by a royalty receiving Party covering the manufacture, use or sale of such Product in such country. No royalties shall be payable under Section this 13.2(c)(iii) in any country for any particular Collaboration Product after the 12th anniversary of the first commercial sale of such Collaboration Product in that country.

(iv) Royalty Report and Payment. Commencing with the first commercial sale of a Nuvelo Product by Nuvelo or its licensees or sublicensees, or an Archemix Product by Archemix or its sublicensees, the Party or its licensees or sublicensees making such sales shall make quarterly written reports to the other Party within 60 days after the end of each calendar quarter (the “Royalty Period”), stating in each such report, by Products and by country, the number, description and aggregate Net Sales in U.S. dollars of such Products sold during such Royalty Period by such Party and its licensees or sublicensees, respectively. The report shall also show: (1) the calculation of Net Sales made by such Party and the royalty payments due to the other Party on such Net Sales for such royalty period; (2) the calculation of Net Sales made by such Party’s licensees or sublicensees, the amount of sublicense revenue and royalty received from such licensees or sublicensees and the royalty payments due to the other Party on such sublicensee Net Sales for such royalty period; (3) the amount of taxes, if any, withheld to comply with applicable law; and (4) the exchange rates used in calculating the payments due to the other Party, which exchange rates shall comply with Section 13.2(c)(vi) below. Simultaneously with the delivery of each such report, the Party making such sales shall pay to the other Party the total royalties, if any, due to the other Party for such Royalty Period. If no royalties are due, the Party making such sales shall so report.

(v) Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties arising from sales made in that country shall be paid to the receiving Party in the country in local currency by deposit in a local bank designated by the receiving Party, unless the Parties otherwise agree.

(vi) Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be performed using an exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions for buying U.S. dollars, as reported in The Wall Street Journal for the last business day of the week before such payment is due.

(vii) Phase 2 Milestone. If Archemix terminates the Collaboration pursuant to Section 13.1(b) or Nuvelo terminates the Collaboration pursuant to Section 13.1(a) before the achievement of the Phase 2 Milestone, then Nuvelo’s obligation to pay the Phase 2 Milestone payment shall survive the termination of the Collaboration.

(d) Manufacturing. If the Collaboration is terminated by either Party pursuant to Section 13.1(b) (voluntary termination) or by Nuvelo pursuant to Section 13.1(a), the Party that does not have a license under Section 13.2(b) upon such termination (the “Removed Party”) shall, or shall make the Third Party manufacturer, as necessary, immediately provide to the other Party (the “Continuing Party”) all process and manufacturing technology, material and data and either transfer or provide access to regulatory filings sufficient to enable the

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Continuing Party or its Third Party designee to produce and supply the Continuing Party’s requirements of Collaboration Compound or Collaboration Product. The Removed Party shall cooperate with the Continuing Party with respect to such transfer so as to permit the Continuing Party to begin manufacturing and supplying its own requirements as soon as possible, including without limitation assigning any Third Party manufacturing agreement to the Continuing Party and providing technical advice (including reasonable advice provided at the site of the new manufacturer). If the termination of the Collaboration by the Removed Party is voluntary, the Continuing Party shall reimburse the Removed Party for any reasonable out-of-pocket costs incurred in connection with the transfer of the manufacturing, and shall pay the Removed Party at the FTE Reimbursement Rate (or other mutually agreed rate) for any technical advice. In addition, the Removed Party shall provide, or take such action as necessary to make the then current Third Party manufacturer provide, a right of reference and access to the Continuing Party to all of the Removed Party’s or the Third Party manufacturer’s appropriate regulatory filings for the manufacture of such Collaboration Product.

(e) Expenses. If the Collaboration is terminated pursuant to Section 13.1, each Party shall submit to the other Party a final accounting of all Research Costs, Development Costs and Allowable Commercialization Expenses incurred by the reporting Party before the termination occurs, including reasonable detail demonstrating the specific basis for the costs and expenses included in the summary. Such accounting shall also include any Research Costs, Development Costs and Allowable Commercialization Expenses accrued before the termination occurs but not yet incurred. The Parties shall account for and reimburse all allowable accrued and incurred Research Costs and Development Costs consistent with the terms set forth in Section 4.9. The Parties shall account for all accrued and incurred Allowable Commercialization Expenses consistent with the computation of Product Profit and Loss.

(f) Transition Period. In an event either Party terminates the Collaboration pursuant to Section 13.1(b) and the other Party desires to carry on the Development and Commercialization of any Product involved in such termination, the terminating Party shall remain obligated to its responsibilities under the Development Plan and Budget, and the Commercialization Plan and Budget, at the cost of the continuing Party, until it transitions to the continuing Party such responsibilities, but in any event such period shall last no longer than ninety (90) days. Promptly following the termination, the Parties shall agree upon and implement a plan for effecting such transition.

(g) Other Effect of Termination; Completion of Clinical Trials. In any event, termination of the Collaboration shall not relieve the Parties of any liability which accrued hereunder before the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. If a Party terminates the Collaboration voluntarily or breaches this Agreement at a time when a clinical trial of a Collaboration Product is ongoing, such Party shall remain responsible for one-half of the Development Costs directly attributable to such clinical trial(s) until their completion.

13.3 Survival. In the event of expiration or termination of this Agreement, the following provisions of this Agreement shall survive for the period of time set forth in the applicable Section or Article, or if no period is specified, in perpetuity or the maximum amount

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of time permitted under applicable law: Sections 5.15, 7.5, 7.6(b), 13.2, 13.3, 14.6, 14.7, 15.1. 15.2, 15.4, and Articles 1, 9, 10, 11, 16 and 17.

14.	REPRESENTATIONS AND COVENANTS

14.1 Mutual Authority.

(a) Nuvelo represents and warrants to Archemix that: (a) it has the authority and right to enter into and perform this Agreement; and (b) to the best of its knowledge the execution, delivery and performance of this Agreement by Nuvelo will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a Party or by which it is or becomes bound.

(b) Archemix represents and warrants to Nuvelo that: (a) it has the authority and right to enter into and perform this Agreement; and (b) to the best of its knowledge the execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a Party or by which it is or becomes bound, specifically including, without limitation, the Gilead-Archemix Agreement, the URC License Agreement, the ULEHI Agreement, and the SomaLogic Agreements. Archemix represents and warrants that it has not granted to any Third Party any rights, or options to acquire rights, in ARC 183 with the exception of the rights granted to ARC 183 pursuant to the Regado Agreement.

14.2 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates. Each Party shall remain responsible and be guarantor of the performance by its Affiliates of any of the obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates in Research or Development under this Agreement: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Development Compounds shall apply equally to the activities of such Affiliate; (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Articles 7 and 13) as if such intellectual property had been developed by the Party; and (c) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that such Affiliate shall abide by the confidentiality obligations set forth in Article 11 as if such Affiliate were such Party.

14.3 Disclosure.

(a) Archemix represents and warrants that, to the best of its knowledge as of the Effective Date, the practice of the Archemix IP as licensed to Nuvelo under this Agreement does not infringe the intellectual property rights, specifically including Patent rights, of any Third Party.

(b) Archemix represents and warrants that, as of the Effective Date, Archemix has not received any correspondence from a Third Party: regarding potential infringement of Third Party intellectual property rights through the development, manufacture, use, sale or

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importation of ARC 183; or regarding an assertion of intellectual property rights by the Third Party in ARC 183.

(c) Archemix represents and warrants that to the best of its knowledge as of the Effective Date, Archemix has provided to Nuvelo any and all material information in its possession relating to ARC 183, including without limitation Patent information.

14.4 Discovery Research. Archemix represents and warrants that it shall not, and covenants not to, either by itself or with or through a license to a Third Party, commence a discovery program outside the Collaboration specifically directed towards the identification of Aptamers for use in the Field during the Term.

14.5 Patents. Archemix represents and warrants that, to the best of its knowledge, as of the Effective Date, all Patents it has filed covering the composition of matter, method of making or method of using ARC 183 comply as to form with the requirements of the United States Patent and Trademark Office and foreign Patent offices where filed, and that to the knowledge of Archemix, all prior art relating to the subject matter of such filings have been disclosed to the United States Patent and Trademark Office.

14.6 Receipt, Review and Understanding of Relevant Licenses.

(a) As required under Section 3.3 of the URC License Agreement, the Parties to this Agreement each hereby acknowledge and reference Gilead’s obligations under Articles 6, 7, 8 and 10 of the URC License Agreement for the benefit of URC. In addition, the Parties to this Agreement understand that, in accordance with Section 3.3 of the URC License Agreement, any sublicenses granted in accordance with the URC License Agreement are subject to and subordinate to the terms and conditions of the URC License Agreement, except as otherwise provided in Section 3.4 of that agreement.

(b) Nuvelo represents and warrants that prior to the execution of this Agreement, Nuvelo received and reviewed the URC License Agreement and the Gilead-Archemix Agreement. Nuvelo further represents and warrants that after receipt and review of the URC License Agreement and the Gilead-Archemix Agreement, Nuvelo acknowledges and believes that the URC License Agreement and the Gilead-Archemix Agreement state that: (a) Archemix’s rights in the Archemix Patents may revert to Gilead or the UTC if Archemix, its Affiliates and all assignees and sublicensees cease reasonable efforts to Develop and Commercialize Collaboration Compounds and Collaboration Products utilizing the Archemix Patents; (b) in the event of any termination of the URC License Agreement, the sublicenses granted to Nuvelo hereunder shall remain in full force and effect in accordance with Section 3.4 of the URC License Agreement so long as Nuvelo is not then in breach of this Agreement and agrees to be bound to UTC as a licensor under the terms and conditions of this Agreement; and (c) in the event of any termination of the Gilead-Archemix Agreement, the sublicenses granted to Nuvelo hereunder shall remain in full force and effect in accordance with Section 2.3 of the Gilead-Archemix Agreement so long as Nuvelo agrees to be bound to Gilead as a licensor under the terms and conditions of this Agreement and provided that if the termination of the Gilead-Archemix Agreement arises out of the action or inaction of Nuvelo, Gilead, at its option, may terminate such sublicense. In accordance with the representations and warranties made in

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accordance with this Section 14.6, Nuvelo hereby agrees to conform to the obligations and restrictions imposed upon it as a sublicensee under the Gilead-Archemix Agreement.

(c) Archemix represents and warrants that it acknowledges and believes that the URC License Agreement and the Gilead-Archemix Agreement state that: (a) in the event of any termination of the URC License Agreement, the sublicenses granted to Nuvelo hereunder shall remain in full force and effect in accordance with Section 3.4 of the URC License Agreement, so long as Nuvelo is not then in breach of this Agreement and agrees to be bound to UTC as a licensor under the terms and conditions of this Agreement; and (c) in the event of any termination of the Gilead-Archemix Agreement, the sublicenses granted to Nuvelo in this Agreement shall remain in full force and effect in accordance with Section 2.3 of the Gilead-Archemix Agreement so long as Nuvelo agrees to be bound to Gilead as a licensor under the terms and conditions of this Agreement and provided that if the termination of the Gilead-Archemix Agreement arises out of the action or inaction of Nuvelo, Gilead, at its option, may terminate such sublicense. In accordance with the representations and warranties made in accordance with this Section 14.6, Archemix acknowledges its agreement to conform to the obligations and restrictions imposed upon it as a licensee under the Gilead-Archemix Agreement and as a sublicensee under the URC License and as a party to the ULEHI Agreement.

14.7 Use of Archemix IP. Nuvelo represents and warrants that it shall not use or practice the Archemix IP: (a) outside the Field; or (b) for any other purpose except activities that it conducts in compliance with this Agreement.

15.	INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1 Indemnification.

(a) Subject to Section 15.2, each Party hereby agrees to defend and hold harmless the other Party and its directors, officers, agents and employees (the “Indemnitees”) from and against any and all damages, liabilities, expenses or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from suits, claims, proceedings or causes of action brought by a Third Party against such Indemnitee: (i) based on breach by the indemnifying Party of a representation or warranty contained in this Agreement; (ii) based on breach of this Agreement or applicable law by the indemnifying Party; (iii) based on possession, research, Development, manufacture, use, offer for sale, sale or other Commercialization, distribution, administration, storage or transport of any Aptamer, Collaboration Compound or Collaboration Product by the indemnifying Party, except to the extent also based upon a conflict for which the other Party is responsible under subsection (iv) below; (iv) resulting from or arising out of a conflict between the indemnifying Party’s execution, delivery or performance of this Agreement, specifically including, without limitation, any conflict resulting or arising out of any rights or licenses granted by the indemnifying party under this Agreement, and the terms of any other agreement to which the indemnifying Party is or becomes a Party or by which the indemnifying Party is or becomes bound; or (v) based on the negligence or willful misconduct of the indemnifying Party in the performance of this Agreement; except to the extent such Losses result from (1) breach by the non-indemnifying Party or its Indemnitees of a representation or warranty contained in this Agreement; (2) breach of this Agreement or applicable law by the

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non-indemnifying Party or its Indemnitees; or (3) the negligence or willful misconduct of the non-indemnifying Party or its Indemnitees in the performance of this Agreement.

(b) In the event that an Indemnitee is seeking indemnification under Section 15.1(a), it shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested by the indemnifying Party (at the expense of the indemnifying Party) in the defense of the claim.

15.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

15.3 Product Liability. Any Losses arising from a Third Party product liability suit, claim or proceedings with respect to a Product, to the extent the occurrence resulting in such suit takes place during the Collaboration and to the extent such Losses are not subject to the indemnification provided in Section 15.1, shall be deemed Development Costs or Allowable Commercialization Expenses.

15.4 Third Party Beneficiaries. To the extent that either Gilead and/or UTC, as permitted by the terms and conditions of this Agreement, are party to any suits, claims, proceedings or causes of action brought by a Third Party, the provisions of indemnification and limitation of liability as set forth in Section 15.1 shall apply to Gilead and UTC as Third Party beneficiaries.

16.	DISPUTE RESOLUTION.

16.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement. For all disputes arising under this Agreement, the JSC shall serve as the initial forum for resolving all such disputes. If the JSC cannot reach an agreement pursuant to Section 2.4 regarding the Development of a Collaboration Compound, including without limitation agreement on the Development Plan and Budget, process, timeline, deliverables and responsible party designation, such dispute shall be deemed a “Process Dispute.” If the JSC cannot reach a decision regarding the Research of Backup Compounds or Collaboration Compounds pursuant to Section 2.4, then the parties shall discontinue such Research activities in question immediately and no dispute resolution procedures specified in this Article 16 shall be involved. Any dispute arising under this Agreement—other than a Process Dispute, a dispute described in the preceding sentence or a dispute addressed by Section 16.14—including in particular any dispute regarding the rights and

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obligations of the Parties or any alleged breach of this Agreement, shall be referred to as a “Contract Dispute.” Either Party may formally request resolution of a Process Dispute or Contract Dispute by providing written notice to the other Party. If the JSC is unable to resolve a Process Dispute or Contract Dispute within 30 days after a Party formally designates a matter as a dispute, then either Party may, by written notice to the other, have such dispute referred to Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within 30 days for Process Disputes and 30 days for Contract Disputes. In the event the Chief Executive Officers are not able to resolve the Contract Dispute or Process Dispute within such period, either Party may then invoke the provisions of Sections 16.2 through 16.13 for a Contract Dispute or Section 16.15 for a Process Dispute.

16.2 Arbitration for Contract Disputes. Any Contract Dispute not resolved pursuant to Section 16.1 may be submitted by either Party for final and binding arbitration in accordance with the terms of this Agreement by JAMS. The arbitration will be conducted in New York, New York under the rules then in effect for JAMS, except as provided herein, and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with such rules of JAMS.

16.3 Arbitrator for Contract Disputes.

(a) Subject to Section 16.3(b), the arbitrator shall be 1 neutral, independent and impartial arbitrator selected from a pool of retired federal judges to be presented to the Parties by JAMS. Failing the agreement of the Parties as to the selection of the arbitrator within 30 days, the arbitrator shall be appointed by JAMS within the subsequent 30 days.

(b) Upon the written request of either Party before the commencement of the arbitrator’s duties pursuant to this Article 16, there shall be 3 arbitrators rather than 1. If such request is made before the selection of an arbitrator pursuant to Section 16.3(a), then within 30 days after such request each Party shall select 1 neutral, independent and impartial arbitrator from the pool of retired federal judges presented to the Parties by JAMS and within 30 days thereafter those 2 arbitrators shall select the 3rd arbitrator from such pool. If such request is made after the selection of an arbitrator pursuant to Section 16.3(a), then within 30 days after such request each Party shall select 1 additional arbitrator from the pool from which the first arbitrator was selected.

16.4 Governing Law for Contract Disputes. Resolution of all Contract Disputes and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside New York.

16.5 Rules of Procedure for Contract Disputes. The Parties shall be entitled to discovery as provided in the Federal Rules of Civil Procedure and the local rules of the Federal District Court in the Southern District of New York, provided, however, that all discovery shall be conducted expeditiously within the time limit set by the arbitrators selected pursuant to Section 16.3. At the hearing, the Parties may present testimony (either by live witness or

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deposition) and documentary evidence. Each Party shall have the right to be represented by counsel.

16.6 Rules of Evidence for Contract Disputes. The Federal Rules of Evidence shall apply to any and all matters submitted to final and binding arbitration under this Agreement.

16.7 Decision for Contract Disputes. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies, which would not be available to a federal judge hearing the same dispute. The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision but shall fashion such rules and procedures to best approximate Federal rules and procedures except with respect to procedural time limits and delays (which shall be set by the arbitrator pursuant to Section 16.5). Reasons for the arbitrator’s decisions should be complete and explicit. A full transcript and record of the proceedings as well as written decisions including all determinations of law and fact shall be provided for the appellate process. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing, no later than 12 months following the selection of the arbitrator as provided for in Section 16.3.

16.8 Award for Contract Disputes.

(a) The award shall be paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.

(b) If as to any issue the arbitrator should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing they find is in callous disregard of law and equity or the rights of the other Party, the arbitrator shall also award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits.

(c) Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16, and agrees that a judgment of any Federal District Court having jurisdiction may be entered upon the final award and that other courts may award full faith and credit to such judgment in order to enforce such award.

(d) The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

(e) With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award punitive, consequential or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable

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under this Agreement are compensatory damages. For purposes of clarity, the foregoing shall not be interpreted to limit or to expand the express rights specifically granted in this Agreement.

16.9 Costs for Contract Disputes. Except as set forth in Section 16.8, each Party shall bear its own legal fees. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.

16.10 Injunctive Relief for Contract Disputes. Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.

16.11 Confidentiality for Contract Disputes. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

16.12 Survivability for Contract Disputes. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of the contract for any reason.

16.13 Jurisdiction for Contract Disputes. For the purposes of this Article 16, the parties acknowledge their diversity (Nuvelo having its principal place of business in California and Archemix having its principal place of business in Massachusetts).

16.14 Patents and Trademarks. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use, importation, offer for sale or sale of any Product or of any Nuvelo trademarks, Archemix trademarks, or trademark rights related to any Product shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

16.15 Neutral Determination for Process Dispute. Any Process Dispute that is not resolved pursuant to Section 16.1 may be submitted by either Party to a mutually agreed independent industry expert with substantial experience regarding the development or commercialization of pharmaceutical products, as the case may be (the “Neutral”). If the Parties cannot agree on a Neutral within 30 days after the request of either, then each Party shall select an independent industry expert with substantial experience regarding the development or commercialization of pharmaceutical product, as the case may be, and the two industry experts will, in no less than 10 days, unanimously select a third independent industry expert with substantial experience regarding the development or commercialization of pharmaceutical

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products, as the case may be, to be the Neutral. The Neutral shall not have any current interest or current or prior involvement with either Party, unless the Parties agree otherwise. Within 10 days following the identification of the Neutral: (a) the JSC shall submit to the Neutral a mutually agreed statement of the issue in dispute; and (b) each Party shall submit to the Neutral in writing its proposal for resolution of the dispute, including portions of the Development Plan and Budget. No ex-parte communication with the Neutral shall be allowed without the consent of the other Party. The Neutral may follow such procedures as he or she desires. If the Neutral determines that one Party’s proposal is consistent with the typical practices of the pharmaceutical industry with respect to the development of a therapeutic product for the disease in question and the other is not, then the consistent proposal shall become the Development Plan and Budget. If the Neutral determines that the two proposals are both consistent with the typical practices of the pharmaceutical industry, then the Neutral may select whichever proposal he or she believes is superior, or may design a compromise proposal incorporating elements of each, in the best judgment of the Neutral. The proposal selected by the Neutral, or designed by the Neutral, shall then become the Development Plan and Budget. The Parties shall equally share the costs associated with the Neutral’s activities under this Section 16.15. The Parties shall direct the Neutral to complete his or her obligations under this Section 16.15 within 45 days after the Parties’ submissions of their proposals, and each Party shall cooperate to allow such obligations to be completed within such time period.

17.	MISCELLANEOUS

17.1 Entire Agreement; Amendment. This Agreement, including the exhibits attached hereto and the expressly referenced provisions of the other agreements referenced herein, sets forth the complete, final and exclusive agreement between the Parties, and this Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

17.2 Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within 60 days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either: (i) perform all of the obligations provided in this Agreement to be

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performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them; or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b) If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefore. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 17.2, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(c) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11: (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products; and (ii) the right to contract directly with any Third Party described in subsection (i) above to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 17.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

17.3 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with

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any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force Majeure specifically precludes the payment process.

17.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail return receipt requested, postage prepaid, express delivery service providing evidence of receipt or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Nuvelo:	Nuvelo, Inc.
675 Almanor Avenue
Sunnyvale, CA 94085
Fax: (408) 524-8145
Attention: CEO
Copy: Legal Department

For Archemix:	Archemix Corp.
1 Hampshire Street, 5th Floor
Cambridge, MA 02139
Fax: (617) 621-9300
Attention: Legal Department

17.5 Consents Not Unreasonably Withheld or Delayed. Except as expressly stated to the contrary, whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

17.6 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon reasonable request.

17.7 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

17.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

17.9 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other; but a Party may make such an assignment without the other Party’s consent to an Affiliate or in conjunction with a merger, acquisition, or sale of all or substantially all of the assets of such Party to which this Agreement

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pertains. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.9 shall be null and void and of no legal effect.

17.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.13 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

17.14 Headings. The headings for each article and section in this Agreement, and in the Exhibits, have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

17.15 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

17.16 Tax Treatment and Tax Structure Disclosure. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent a lack of disclosure is reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of the foregoing sentence: (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction; and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

NUVELO, INC.		ARCHEMIX, CORP.

BY:	/s/ Ted W. Love	BY:	/s/ Errol B. De Souza

NAME:	Ted W. Love	NAME:	Errol B. De Souza
TITLE:	President & CEO	TITLE:	President & CEO

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